Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

MTR GAMING GROUP, INC.,

A DELAWARE CORPORATION,

AND

TLC CASINO ENTERPRISES, INC.

A NEVADA CORPORATION

DATED AS OF JUNE 26, 2007

FOR THE PURCHASE AND SALE OF

100% OF THE STOCK OF

SPEAKEASY GAMING OF FREMONT, INC.

AND

SPEAKEASY FREMONT STREET EXPERIENCE OPERATING COMPANY

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is dated as of June 26, 2007 (this “Agreement”) by and among MTR Gaming Group, Inc., a Delaware corporation (“Seller”), and TLC Casino Enterprises, Inc., a Nevada corporation (“Purchaser”). Each of Purchaser and Seller is deemed a “Party” to this Agreement and hereinafter may collectively be referred to as the “Parties.”

RECITALS

A.            Seller owns 100% of the issued and outstanding shares of common stock of Speakeasy Gaming of Fremont, Inc., a Nevada corporation (“SGF”), and 100% of the issued and outstanding shares of common stock of Speakeasy Fremont Street Experience Operating Company, a Nevada corporation (“FSE”) (collectively, the “Shares”).

B.            SGF owns and operates the casino facility known as Binion’s Gambling Hall and Hotel located in Las Vegas, Nevada (the “Property”).

C.            Seller wishes to sell, and Purchaser wishes to purchase, the Shares subject to the terms and conditions set forth in this Agreement.

D.            Capitalized terms used in this Agreement are defined either where used in this Agreement or in the Glossary attached as Exhibit A to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements as set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE OF THE SHARES

SECTION 1.1.  PURCHASE OF THE SHARES. Seller hereby agrees to sell and Purchaser hereby agrees to purchase the Shares, upon the terms and subject to the conditions set forth in this Agreement, for a purchase price of Thirty-Two Million Dollars ($32,000,000) (the “Purchase Price”), in cash or immediately available funds, of which (a) Five Hundred Thousand Dollars ($500,000) shall to be paid to Seller upon the execution and delivery of this Agreement, subject to adjustment pursuant to Section 1.4 (the “Deposit”), which amount shall be non-refundable except as provided in Section 9.2 hereof; and (b) Thirty-Two Million Dollars ($32,000,000) less the Deposit shall be paid by Purchaser to Seller at the Closing as defined below, provided, however, that the amount paid to Seller pursuant to Section 1.1(b) shall be adjusted at the Closing pursuant to the provisions of Sections 4.5, 4.6, and 7.2 of this Agreement. The Deposit shall be placed in escrow with Nevada Title Company (the “Escrow Agent”) in form and substance satisfactory to Seller, Purchaser and the Escrow Agent.

SECTION 1.2.  PURCHASE PRICE ADJUSTMENT.

(a)           Within ninety (90) days of the Closing Date (or on the same date Seller publicly releases its audited financial statements dated as of and for the year ended December 31, 2007,

whichever occurs later), Seller shall provide to Purchaser (i) a final closing balance sheet for SGF as of the Closing Date prepared in accordance with generally accepted accounting principles (“GAAP”) consistent with the accounting principles used in the preparation of Seller’s financial statements dated as of December 31, 2006, which balance sheet must be audited by Seller’s independent auditors if the Closing Date occurs on or before December 31, 2007 or reviewed by a nationally recognized independent auditing firm of Seller’s choosing if the Closing Date occurs after December 31, 2007 (the “Final Closing Balance Sheet”), and (ii) based on such Final Closing Balance Sheet, a calculation of Adjusted Net Working Capital of SGF (as defined below) as of the Closing Date, determined as provided in this Section 1.2.  If and to the extent that the Adjusted Net Working Capital of SGF (as defined below) as of the Closing Date, as reflected in the Final Closing Balance Sheet and determined in accordance with this Section 1.2, exceeds zero, Purchaser shall pay such excess to Seller as additional Purchase Price, payable by wire transfer of immediately available funds to Seller within ten (10) Business Days following the final determination of Adjusted Net Working Capital as provided in this Section 1.2.  If and to the extent that the Adjusted Net Working Capital of SGF as of the Closing Date, as reflected in the Final Closing Balance Sheet and determined in accordance with this Section 1.2, is less than zero, Seller shall pay such deficiency to Purchaser, payable by wire transfer of immediately available funds to Seller within ten (10) business days following the final determination of Adjusted Net Working Capital as provided in this Section 1.2.  For purposes of this Agreement, the term Adjusted Net Working Capital shall mean Current Assets minus House Funds (as defined in Section 7.2) minus Current Liabilities.

(b)           For purposes of this Agreement, the term “Current Assets” means, with respect to the financial information of SGF, the aggregate of the following assets to the extent that such assets are classified as current under GAAP and are acquired by Purchaser pursuant to the terms of this Agreement: (i) cash plus cash equivalents; (ii) marketable securities; (iii) accounts receivable generated in the ordinary course of business, less a reasonable reserve for doubtful accounts consistent with past practices; (iv) inventories held for use in the ordinary course of business (excluding any inventories that are obsolete or otherwise unusable in the business); (v) prepaid expenses; and (vi) all other assets of any kind classified as current under GAAP.  Current Assets shall not include any amounts due from HHLV Management Company LLC or any affiliate of Harrah’s Entertainment pursuant to the Joint Operating License Agreement, as amended, dated March 10, 2004 and the Purchase and Sale Agreement, as amended, by and among Seller, HHLV and SGF, dated as of February 9, 2004.

(c)           For purposes of this Agreement, the term “Current Liabilities” means with respect to the financial information of SGF, the aggregate of the following liabilities (without duplication) to the extent that such liabilities are assumed by Purchaser in accordance with the terms of this Agreement:  (i) all accounts payable; (ii) all accrued liabilities of any kind shown on a balance sheet prepared in accordance with GAAP, including but not limited to contingent obligations, accrued vacation pay, accrued employee bonuses, litigation reserves, liabilities for outstanding gaming chips and accrued payroll and related liabilities and accrued gaming tax for the current fiscal year; and (iii) all other liabilities of any kind classified as current under GAAP.  Notwithstanding anything in this Agreement to the contrary, the term Current Liabilities shall not include progressive liabilities described in Section 4.6. Notwithstanding anything to the contrary in Section 1.2(b) or this Section 1.2(c), for the purpose of determining Adjusted Net Working Capital, “Current Assets” shall not include any assets or any portion of any assets that are not realizable by Purchaser within twelve (12) months following the Closing Date, “Current Liabilities” shall not include any liabilities that are not being assumed by Purchaser, including without limitation, the Pre-existing Claims as defined in Section 4.4, and neither “Current Assets” nor “Current Liabilities” shall include assets or liabilities that constitute intercompany accounts.

(d)           After Seller has provided the Final Closing Balance Sheet and the calculation of Adjusted Net Working Capital as provided by Section 1.2(a), Purchaser will have thirty (30) days to accept or object to the determination of Adjusted Net Working Capital.  If Purchaser accepts the determination of Adjusted Net Working Capital as provided by Seller, either Seller or Purchaser will pay the other Party the amount required to be paid by Section 1.2(a) within ten (10) calendar days of such acceptance. If Purchaser objects to the determination of Adjusted Net Working Capital, then the Parties shall attempt to resolve any differences in determining Adjusted Net Working Capital for a period of at least twenty (20) calendar days.  If the Parties are unable to resolve such differences, then the Parties shall jointly select an independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to Seller or Purchaser or any of their respective Affiliates) to make a final determination of Adjusted Net Working Capital of SGF as of the Closing Date.  If Seller and Purchaser are unable to jointly select such independent auditor within ten (10) calendar days after the end of the twenty (20) calendar day described above, each Party shall select an independent auditor of recognized national standing and each such selected independent auditor shall select a third independent auditor of recognized national standing (who is not rendering, and during the preceding two (2) year period has not rendered, services to Seller or Purchaser or any of their respective Affiliates) (such selected independent auditor whether pursuant to this or the preceding sentence, the “Auditor”). In connection with the resolution of any dispute regarding Adjusted Net Working Capital, each Auditor shall have access to all documents, records, workpapers, facilities and personnel reasonably necessary to perform its function as the Auditor. Seller and Purchaser shall use their reasonable best efforts to cause the Auditor to make its determination within thirty (30) calendar days after its selection. The determination by the Auditor of the Adjusted Net Working Capital of SGF as of the Closing Date shall be final, binding and conclusive on the Parties. The fees and expenses of the Auditor shall be borne by Seller and Purchaser equally, unless the Auditor makes a final determination of Adjusted Net Working Capital that is more than (i) 10% less than the Adjusted Net Working Capital initially determined by Seller, in which case the fees and expenses of the Auditor shall be borne entirely by Seller or (ii) 10% more than the Adjusted Net Working Capital initially determined by Seller, in which case the fees and expenses of the Auditor shall be borne entirely by Purchaser.

SECTION 1.3.  CREDIT FOR REPAIRS. At Closing, Seller shall pay Purchaser, or, at Seller’s election, reduce the Purchase Price by, One Million Five Hundred Thousand Dollars ($1,500,000) as consideration for Purchaser’s agreement to accept the real and personal property owned by SGF “as is” and “where is” with no duty to make any capital expenditures with respect to such real and personal property prior to Closing, except for ordinary maintenance in the ordinary course of business consistent with past practice; notwithstanding the foregoing, if Seller is required in the ordinary course of business to repair or replace the Property’s roof or chillers prior to Closing, then Seller shall be entitled to a credit for the actual cost of such repairs or replacements, up to $1,500,000, provided that Purchaser consents in writing, in advance, which consent will not be unreasonably withheld, to the expenditures proposed by Seller.

SECTION 1.4.  CLOSING.  The transactions contemplated by this Agreement shall take place at a closing (the “Closing”), to be held at such place as the Parties may mutually agree, upon a date that is on or prior to six (6) months following the execution and delivery of this Agreement, which date may be extended by Purchaser for up to two (2) additional periods of three (3) months each, provided Purchaser (a) has complied with all of its obligations under this Agreement but has not been successful, despite its best efforts, to obtain the approvals required by Sections 8.1(b) and 8.2(j) hereof (the “Closing Date”); and (b) increases the Deposit by  paying Seller an additional $200,000 for each three (3)-month extension.

SECTION 1.5.  CLOSING DELIVERIES.

(a)           On the Closing Date, Seller will deliver to Purchaser:

(i)            a wire transfer of immediately available funds in the amount provided by Section 1.3 to an account designated by Purchaser in writing at least three (3) Business Days prior to the Closing;

(ii)           certificates representing all of the Shares, duly endorsed in blank (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank, for transfer to Purchaser;

(iii)          the resignations of all directors and officers of SGF and FSE;

(iv)          the certificate required by Section 8.2(c);

(v)           the surveys and title policies required pursuant to Section 8.2(g); and

(vi)          evidence satisfactory to Purchaser of the release of SGF and its properties  from all liabilities and obligations pursuant to that certain Fifth Amended and Restated Credit Agreement dated as of September 22, 2006, as amended, by and between Seller and its subsidiaries, including SGF, and Wells Fargo National Association (the “Credit Agreement”).

(b)           Purchaser will deliver to Seller (or the Escrow Agent, if applicable) on the Closing Date:

(i)            a wire transfer of immediately available funds in the amount provided by Section 1.1(b), as adjusted pursuant to this Agreement, to an account designated by Seller in writing at least three (3) Business Days prior to the Closing; and

(ii)           the certificate required by Section 8.3(c).

(c)           Notwithstanding anything to the contrary in this Agreement, Seller shall retain the account receivable currently due to Seller, SGF or FSE from HHLV Management Company LLC or any affiliate of Harrah’s Entertainment pursuant to the Joint Operating License Agreement, as amended, dated March 10, 2004 and the Purchase and Sale Agreement, as amended, by and among Seller, HHLV and SGF, dated as of February 9, 2004, but Purchaser shall be entitled to any right to indemnification from HHLV Management Company or any affiliate of Harrah’s Entertainment pursuant to such agreements pertaining to matters for which Seller is liable to Purchaser pursuant to the terms of this Agreement.

SECTION 1.6.  TIME.  As to all periods set forth in this Agreement, time shall be of the essence.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller to Purchaser prior to the execution of this Agreement, a copy of which is attached hereto as Exhibit B, (the “Seller Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Seller hereby represents and warrants to Purchaser as follows, as of the date hereof and as of the Closing Date:

SECTION 2.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

(a)           Each of SGF and FSE is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and proposed by SGF and FSE to be conducted.

(b)           Neither SGF nor FSE have any subsidiaries.  Except as provided in Section 2.1.(b) of the Seller Disclosure Schedule, neither SGF nor FSE own, directly or indirectly, beneficially or of record, any shares of capital stock or any other security of any other entity or any other investment in any other entity.

(c)           Each of SGF and FSE is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing does not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SGF or FSE. As used in this Agreement, “Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition, prospects or operations of a Person (as hereinafter defined), taken as a whole; provided, however, that any adverse effect on a Person resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby, or a change in financial condition not materially inconsistent with projections Seller has provided to Purchaser prior to the date hereof shall be excluded from the determination of Material Adverse Effect. “Person” means a natural person or any partnership, limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative, capacity or any other entity.

(d)           Seller has delivered to Purchaser a true and correct copy of the Certificate of Incorporation and Bylaws of each of SGF and FSE (collectively, the “Organizational

Documents”), in each case as amended to the date of this Agreement. Neither SGF nor FSE is in violation of its Organizational Documents in a manner that does or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of all minute books of each of SGF and FSE have been made available to Purchaser.

SECTION 2.2.  CAPITALIZATION; OWNERSHIP.

(a)           The authorized capital stock of SGF consists of: 75,000 shares of common stock, no par value, of which 100 shares are issued and outstanding and none of which are held in SGF’s treasury.  All of the issued and outstanding shares of SGF have been validly issued and are duly authorized, fully paid, and non-assessable.  Except as set forth above, there are outstanding (i) no other shares of capital stock or other voting securities of SGF; (ii) no securities of SGF convertible into or exchangeable for shares of capital stock or voting securities of SGF; (iii) no options or other rights to acquire from SGF, and no obligations of SGF to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of SGF; and (iv) no equity equivalents, interests in the ownership or earnings of SGF or other similar rights (including stock appreciation rights) (collectively, the “SGF Securities”).  There are no outstanding obligations of SGF to repurchase, redeem or otherwise acquire any SGF Securities.

(b)           The authorized capital stock of FSE consists of: 75,000 shares of common stock, no par value, of which 100 shares are issued and outstanding and none of which are held in FSE’s treasury.  All of the issued and outstanding shares of FSE have been validly issued and are duly authorized, fully paid, and non-assessable.  Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of FSE; (ii) no securities of FSE convertible into or exchangeable for shares of capital stock or voting securities of FSE; (iii) no options or other rights to acquire from FSE, and no obligations of FSE to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of FSE; and (iv) no equity equivalents, interests in the ownership or earnings of FSE or other similar rights (including stock appreciation rights) (collectively, the “FSE Securities”) .  There are no outstanding obligations of FSE to repurchase, redeem or otherwise acquire any FSE Securities.

(c)           Seller owns all of the SGF Securities and the FSE Securities outstanding, free and clear of any liens, encumbrances, and restrictions on transfer of any nature, except for liens, encumbrances, and restrictions imposed pursuant to the Credit Agreement, all of which will be released as of the Closing.

SECTION 2.3.  AUTHORITY RELATIVE TO THIS AGREEMENT.

(a)           Seller has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  No other corporate proceedings on the part of Seller, including, without limitation, approval of Seller’s stockholders, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller and, assuming the due and valid authorization, execution and delivery by Purchaser, constitutes a valid, legal and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting creditors’ rights generally and general principles of equity.

(b)           The Board of Directors of Seller (the “Seller Board”) has duly and validly authorized and approved the execution and delivery of this Agreement, the performance of Seller’s obligations hereunder, and the consummation of the transactions contemplated hereby.

SECTION 2.4.  CONSENTS AND APPROVALS; NO VIOLATIONS.

(a)           Except for such filings, permits, authorizations, consents and approvals as may be required by or under federal and state securities Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the City of Las Vegas, Nevada, the State of Nevada, or any Governmental Entity (as defined below) with regulatory control or jurisdiction over liquor operations or the conduct of lawful gaming or gambling, including, without limitation, the Nevada State Gaming Control Board and the Nevada Gaming Commission (each, a “Gaming Authority”), no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, legislative, governmental or regulatory body, agency or authority, including any Gaming Authority (a “Governmental Entity”), is necessary for the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not and would not reasonably be expected to, individually or in the aggregate, (i) materially impair, materially delay or prevent the performance of this Agreement or (ii) materially impair the ability of SGF or FSE to conduct their respective businesses in a substantially similar manner as conducted by SGF and FSE prior to the Closing.

(b)           Except as described in Section 2.4(b) of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of Seller, SGF or FSE; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or lien (other than Permitted Exceptions as defined in Section 2.8(b) of the Seller Disclosure Schedule)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller, SGF or FSE is a party or by which any of them or any of their respective properties or assets may be bound (collectively, the “Contracts”); or (iii) assuming compliance with the matters referred to in Section 2.4(a), violate any Law (including any Gaming Law) applicable to SGF or FSE or any of their respective properties or assets or any Permit (as defined herein) applicable to Seller, SGF or FSE, except in the case of (ii) or (iii) for violations, breaches or defaults that do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SGF or FSE, or do not or would not reasonably be expected to materially impair, materially delay or prevent the performance of this Agreement.

SECTION 2.5.  BALANCE SHEET AND FINANCIAL STATEMENTS.  Seller has provided Purchaser with audited balance sheets of SGF as of, and the related audited/statements of income and retained earnings, stockholders’ equity and cash flow, for each of the years ended December 31, 2004, 2005, and 2006 (the “Historical Financial Statements”), and the unaudited balance sheets of SGF as of March 31, 2007 (the “March Balance Sheets”), and the related unaudited consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the three (3)-month period ended March 31, 2007 (the “Balance Sheet Date”) (collectively, the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”).  Except as disclosed in the Seller Disclosure Schedule, the Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the information purported to be presented therein, subject (in the case of the Interim Financial Statements) to normal year-end accounting adjustments and the absence of footnote disclosure.  All of FSE’s material assets and material liabilities are set forth in Section 2.5 of the Seller Disclosure Schedule.  No contributions, payments, or other amounts that are due or otherwise outstanding to Fremont Street Experience, LLC are delinquent or past due.

SECTION 2.6.  NO UNDISCLOSED LIABILITIES.  Except as and to the extent set forth on the unaudited balance sheets of SGF and FSE as of March 31, 2007, including the notes thereto, neither SGF nor FSE has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities incurred in the ordinary course of business since March 31, 2007 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SGF or FSE.

SECTION 2.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS. As of the date hereof, except as disclosed in the Seller Disclosure Schedule, since March 31, 2007, SGF and FSE have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on SGF or FSE, or that would reasonably be expected to materially impair, materially delay or prevent the performance of this Agreement; (ii) any material damage, destruction or loss (whether or not covered by insurance) with respect to SGF, FSE, or the Property; (iii) any material change by either SGF or FSE in its accounting methods, principles or practices; (iv) any revaluation by either SGF or FSE of any of its material assets; (v) any issuance or the authorization of any issuance of any common stock or other equity interest in respect of, in lieu of or in substitution for, shares of SGF’s or FSE’s capital stock; (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of SGF or FSE other than increases that would not be material, individually or in the aggregate, with respect to such officers or employees receiving such benefit or compensation (based on a comparison to benefits and compensation received in the year ended December 31, 2006); (vii) any entry into, renewal, modification or extension of, any Material Contract (as defined herein), or any other material Contract between SGF or FSE, on the one hand, and with any other party, on the other hand, except for such Material Contract or other Contract made in the ordinary course of business consistent with past practice or as contemplated by this

Agreement; (viii) any settlement of pending or threatened material litigation involving SGF, FSE, or the Property (whether brought by a private party or a Governmental Entity); or (ix) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement by the Company.

SECTION 2.8.  REAL PROPERTY.

(a)           Section 2.8(a) of the Seller Disclosure Schedule identifies all real property owned or used by SGF and FSE (each such property, a “Company Owned Property”) and all real property on which any casino operations, casino support operations, office or administrative operations are conducted or that are otherwise material to the operation of SGF’s or FSE’s business and leased or operated by SGF or FSE (each such leased property, a “Company Leased Property”). Company Owned Property and Company Leased Property is referred to herein collectively as the “Company Real Property.”

(b)           SGF and FSE have fee simple title to (or a valid license to use) each Company Owned Property, and a valid leasehold interest in each Company Leased Property. To the knowledge of Seller, such title is good and marketable title and the only liens, encumbrances, restrictions, leases, options to purchase, options to lease, covenants, assessments, defects, claims or exceptions with respect to the Company Owned Property or the Company Leased Property are (i) the exceptions described in the Lease Documents (as defined below); (ii) liens or other exceptions to title set forth in the applicable Title Policies (as defined below) or in the public title records; or (iii) set forth on Section 2.8(b) of the Seller Disclosure Schedule (collectively the “Permitted Exceptions”). For purposes of this Agreement, “Title Policies” means such valid owner’s and lessee’s policies of title insurance covering the Company Owned Property or Company Leased Property (as the case may be) as have been issued to SGF or FSE and are in full force and effect on the date hereof. Section 2.8(b) of the Seller Disclosure Schedule identifies each Company Real Property for which the Company possesses survey(s) (each, a “Survey”) and identifies the Company Real Property that is the subject of each such Title Policy and Survey.

(c)           True, correct and complete copies of the documents under which the Company Leased Property is leased (the “Lease Documents”) have been provided to Purchaser. The Lease Documents are unmodified and in full force and effect, and there are no other agreements, written or oral, between SGF or FSE otherwise relating to the use and occupancy of the Company Leased Property. None of Seller, SGF or FSE or, to Seller’s knowledge, any other party, is in material default under the Lease Documents, and, to Seller’s knowledge, no defaults (whether or not subsequently cured) by SGF or FSE or any other party have been alleged in writing thereunder. To the knowledge of Seller, (i) no landlord named in any of the Lease Documents is in default thereunder, and (ii) no defaults (whether or not subsequently cured) by such landlord have been alleged thereunder.

(d)           To the knowledge of Seller, except as disclosed in Section 2.8(d) of the Seller Disclosure Schedule, no Company Real Property is in material violation of any applicable Laws, regulations or restrictions.

(e)           Except as set forth in Section 2.8(e) of the Seller Disclosure Schedule, none of Seller, SGF, nor FSE has received any written notice of, or has any knowledge of, any action, proceeding or litigation pending, or, to the knowledge of Seller, threatened (i) to take all or any portion of the Company Real Property, or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, the Company Real Property or the use or development thereof; (iii) otherwise relating to the Company Real Property or the interests of SGF or FSE therein, that would, individually or in the aggregate, be reasonably be expected to have a Material Adverse Effect on the ability of SGF or FSE to use, own, improve, develop and/or operate any individual Company Owned Property or Company Leased Property.

(f)            Except as set forth in Section 2.8(f) of the Seller Disclosure Schedule, to the knowledge of Seller, no portion of the Company Real Property or the roads immediately adjacent to and currently utilized to access the Company Real Property: (i) was the former site of any public or private landfill, dump site, retention basin or settling pond; (ii) was the former site of any oil or gas drilling operations; (iii) was the former site of any experimentation, processing, refining, reprocessing, recovery or manufacturing operation for any petrochemicals; or (iv) based on title reports and surveys, is in a flood zone.

(g)           The parcels constituting the Company Owned Property are assessed separately from all other adjacent property not constituting the Company Owned Property for purposes of real property taxes assessed to, or paid by, the Company. To the knowledge of Seller, each of the parcels of the Company Owned Property complies with all applicable subdivision, land parcelization and local governmental taxation or separate assessment requirements, without reliance on property not constituting Company Real Property.

(h)           Except as disclosed in Section 2.8(h) of the Seller Disclosure Schedule, the Company Real Property is connected to and/or serviced by water, sewage disposal, gas and electricity facilities that are adequate for the current use of such Company Real Property and all material systems (including, without limitation, heating, air conditioning, electrical, plumbing and fire/life safety systems) for the current use of the Company Real Property are operable and in good condition (ordinary wear and tear excepted), except to the extent that the lack of any such system or the failure of the property to be in good condition would not reasonably be expected to be materially adverse to any individual Company Owned Property or Company Leased Property.

(i)            There are no commitments to or agreements with any Governmental Entity or agency (federal, state or local) affecting the use or ownership of the Company Real Property that are not described in the Seller Disclosure Schedule.

(j)            Except as set forth in Section 2.8(j) of the Seller Disclosure Schedule, none of Seller, SGF or FSE is a party to any Contract outstanding for the sale, exchange, encumbrance, lease or transfer of any of the Company Real Property, or any portion of it, or the businesses operated by SGF or FSE thereon. Except as set forth in the Seller Disclosure Schedule, there are no material agreements relating to the use and occupancy of the Company Owned Property.

(k)           Seller has delivered or made available for review to Purchaser copies of (i) all Title Policies and/or any updated preliminary title reports, commitments or lender’s policies of title insurance in Seller’s possession or control relating to the Company Real Property, (ii) all Surveys and (iii) all building condition or engineering property reports with respect to the Company Real Property that Seller has in its possession.

(l)            Each of SGF and FSE has obtained all appropriate certificates of occupancy, easements and rights of way, including proofs of dedication, required to use and operate the Company Real Property in the manner in which the Company Real Property is currently being used and operated, except for such certificates, easements or rights of way that are ministerial in nature and normally issued in due course upon the application therefor without further action of the applicant. True and complete copies of all such certificates, permits and licenses have been provided to Purchaser. Each of SGF and FSE has all approvals, permits and licenses (including without limitation all Environmental Permits) necessary to own and operate the Company Real Property as currently owned and operated, except for such approvals, permits and licenses required by any Gaming Laws, and no such approvals, permits or licenses necessary to own and operate the Company Real Property (except for such approvals, permits or licenses that are ministerial in nature and are normally issued in due course upon the application therefor without any further action by the applicant or which are required under Section 2.16 hereof) will be required (i) as a result of the transactions contemplated by this Agreement or (ii) for SGF and FSE to continue to own and operate the Company Real Property in the same manner as of the date of this Agreement.

(m)          Section 2.8(m) of the Seller Disclosure Schedule lists all guarantees executed by Seller with respect to the Company Leased Property (the “Lease Guarantees”).

SECTION 2.9.  TITLE TO PERSONAL PROPERTY; LIENS. Each of SGF and FSE has sufficiently good and valid title to, or an adequate leasehold interest in, its tangible personal properties and assets in order to allow it to conduct, and continue to conduct, its business as and where currently conducted. All security interests, mortgages, leases or other monetary liens or encumbrances with respect to any such slot machines or other tangible personal property or assets are disclosed in Section 2.9 of the Seller Disclosure Schedule. Such tangible personal assets and properties are sufficiently free of non-monetary Liens and encumbrances to allow each of SGF and FSE to conduct, and continue to conduct, its business as and where currently conducted and the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any material respect.

SECTION 2.10.  INTELLECTUAL PROPERTY.

(a)           Section 2.10(a) of the Seller Disclosure Schedule sets forth a true and complete list of all domestic and foreign registered patents and patent applications, registered marks (including trademarks, service marks, and other registrable identifiers) and trademark applications, material unregistered or common law marks, registered trade names, registered domain names, (including without limitation all registered marks, trademark applications, material unregistered or common law marks, registered trade names, or registered domain names comprising the term BINION, BINION’S, or other such marks, applications or names using the formative “Binion” therein),  registered copyrights, copyright applications, and registered designs that are owned or used by either SGF or FSE (collectively, the “Registered Intellectual Property”). With regard to the material Registered Intellectual Property, all material application, maintenance, renewal or other similar fees have been properly paid and are current, and all registrations, applications and filings are valid and remain in full force and effect.

(b)           Either SGF or FSE owns or has the defensible right to use, whether through ownership, licensing or otherwise, free and clear of any encumbrances, to the Registered Intellectual Property and to all unregistered marks and source identifiers (including without limitation all unregistered marks, common law marks, or source identifiers comprising the term BINION, BINION’S, or other such marks, applications or names using the formative “Binion” therein), trade secrets, copyrights, computer software programs and applications (whether in source or object code forms) and related documentation, know-how, information, proprietary rights and processes used in the businesses of SGF and FSE in substantially the same manner as such businesses are conducted on the date hereof (collectively with the Registered Intellectual Property, the “Intellectual Property”). Except as set forth in Section 2.10(b) of the Seller Disclosure Schedule, neither SGF or FSE has licensed Intellectual Property owned by either SGF or FSE to any third party, does not have any shared ownership interest with a third party in any Intellectual Property owned by either SGF or FSE, nor has it licensed or purchased any Intellectual Property from any third party under any arrangement requiring continuing royalty, license or other payments.

(c)           Except as set forth in Section 2.10(c) of the Seller Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the validity or value of any Intellectual Property, (i) no written claim of invalidity or conflicting ownership rights with respect to any Intellectual Property has been made by a current or former employee, consultant or third party and no such Intellectual Property is the subject of any pending or, to Seller’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (ii) no Person has given written notice to Seller, SGF, or FSE, or Seller, SGF or FSE are otherwise not aware of any potential claim, that the use of any Intellectual Property by SGF or FSE or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, copyright, design right or other intellectual property rights of any third party, or that Seller, SGF, or FSE or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (iii) (A) neither SGF nor FSE has performed prior acts or is engaged in current conduct or use, or (B) to the knowledge of Seller, there exists no prior act or current use by any third party, that would void or invalidate any Intellectual Property; and (iv) the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement to which Seller, SGF, or FSE is a party and that concerns any Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or impair the right of Purchaser to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property.

(d)           Notwithstanding the foregoing, with respect to SGF’s rights to the use of the BINION’S name, Seller and SGF represent and warrant only that SGF’s rights are set forth in the Intellectual Property License Agreement entered by and between HHLV Management Company LLC and SGF and dated as of March 10, 2004, and that such Intellectual Property License Agreement remains in full force and effect, binding on the parties thereto, and that no breach by

SGF, or claim of breach, exists that could give rise to termination of the Intellectual Property License Agreement by HHLV Management Company.

(e)           “Speakeasy” is a registered trademark of Seller.   Purchaser acknowledges that Seller is not conveying any interest in or right to use the Speakeasy mark, except that Seller hereby grants Purchaser a limited, non-transferable license to use the word Speakeasy solely in connection with the corporate names of SGF and FSE, which names Purchaser shall change as soon as practicable after Closing (but in no event longer than 60 days) to a name that does not include the Speakeasy mark.

SECTION 2.11.  AGREEMENTS, CONTRACTS AND COMMITMENTS.

(a)           Except as disclosed in Section 2.11(a) of the Seller Disclosure Schedule or as contemplated by this Agreement, neither SGE nor FSE is a party to any oral or written (i) contract, agreement, or instrument relating to indebtedness in an amount exceeding $50,000; (ii) partnership, joint venture or limited liability or management or operating agreement with any Person; (iii) contract relating to any merger, stock purchase, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any assets of SGF or FSE outside the ordinary course of business, other than any confidentiality agreement entered into in connection therewith; (iv) other contract to be performed after the date hereof that would be a “material contract” (as defined in Item 601 (b)(10) of Regulation S-K of the SEC); (v) contract relating to any “strategic alliances” (i.e., cross-marketing, affinity relationships, etc.); (vi) contract that restricts (geographically or otherwise) the conduct of any line of business by SGF or FSE, or contains a non-compete or exclusivity provision; (vii) contract that involves annual expenditures in excess of $50,000 and is not cancelable within twelve (12) months, including, without limitation, any lease or similar Contract involving the use of Company Leased Property; or (viii) contract that is between (A) SGF or FSE, on the one hand, and (B) any of its executive officers or directors (or any relative or immediate family member of any executive officer or director of SGF or FSE), on the other hand (individually, a “Material Contract” and collectively, “Material Contracts”).

(b)           Except as disclosed in Section 2.11(b) of the Seller Disclosure Schedule, (i) each Material Contract is valid and binding upon SGF or FSE, as the case may be (and, to Seller’s knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect; (ii) each of SGF and FSE has in all material respects performed all obligations required to be performed by it as of the date hereof under each Material Contract and, to Seller’s knowledge, each other party to each Material Contract has in all material respects performed all obligations required to be performed by it under such Material Contract; (iii) there is no breach or violation of or default by SGF or FSE under any of the Material Contracts, whether or not such breach, violation or default has been waived; and (iv) no event has occurred with respect to SGF or FSE that, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under, any of the Material Contracts, except for such breaches, violations, defaults, terminations, modifications, cancellations, foreclosures, impositions of a Lien, prepayments or accelerations referred to in clause (ii), (iii) or (iv), alone or in the aggregate with any other such breaches, violations, defaults, terminations, modifications, cancellations, foreclosures, impositions of a lien, prepayments or accelerations referred to in clause (ii), (iii) or (iv), would be reasonably likely to have a  Material Adverse Effect.

SECTION 2.12.  LITIGATION. Except as disclosed in Section 2.12 of the Seller Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation against Seller, SGF, or FSE pending, or as to which Seller, SGF, or FSE has received any written notice of assertion or, to the knowledge of Seller, threatened against, Seller, SGF or FSE or any property or asset of SGF or FSE, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, or for which SGF or FSE is obligated to indemnify a third party, that, individually or in the aggregate, would be reasonably likely to (i) be material to the SGF, FSE, or the Property or (ii) prevent the consummation of the transactions contemplated by this Agreement; and (b) there is no judgment, order, injunction or decree of any Governmental Entity outstanding against the Seller, SGF or FSE that would be reasonably likely to have any effect referred to in clauses (i) or (ii) above.

SECTION 2.13.  ENVIRONMENTAL MATTERS. Except as set forth in the Environmental Reports (as defined below) listed on Section 2.13 of the Seller Disclosure Schedule:

(a)           Each of SGF and FSE is now and always has been in compliance with all Environmental Laws in all material respects.

(b)           Each of SGF and FSE holds all Environmental Permits necessary to conduct their current operations, all the Environmental Permits are in full force and effect, and each of SGF and FSE is now and always has been in compliance with all the Environmental Permits, except where any failure to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(c)           Neither SGF nor FSE, and to the knowledge of Seller, no third party, has used, generated, treated, stored, transported, disposed of, released or handled any Hazardous Substances and, to the knowledge of Seller, no Hazardous Substance is otherwise existing on, under, about, or emanating from or to, any property that has been owned, leased or operated by either SGF or FSE except in compliance in all material respects with all applicable Environmental Laws. SGF and FSE have complied in all material respects with any asbestos abatement or lead-based paint removal program required under Environmental Laws. For the avoidance of doubt, Seller provides no representation or warranty with respect to the abatement of asbestos or removal of lead-based paint that is not required by Environmental Laws in effect on the date hereof, but that may be required in the future due to the actions of Purchaser.

(d)           Neither SGF nor FSE has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor, to the knowledge of Seller, is there any information that could reasonably likely form the basis of any such notice or any claim.

(e)           Neither SGF nor FSE (i) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental

Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of Seller, SGF, or FSE, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (ii) has received written notice from any third party of any pending or threatened claim by such third party against SGF or FSE for any liability under any Environmental Law (or otherwise relating to any Hazardous Substance) arising under any indemnity or other agreement.

(f)            None of the real property owned or leased by SGF or FSE is listed or, to the knowledge of Seller, is proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(g)           There is no site to which SGF or FSE has transported or arranged for the transport of any Hazardous Substances that, to the knowledge of Seller, is the subject of any environmental action.

(h)           True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments that have been conducted by (or on behalf or for the benefit of) SGF or FSE respecting any Company Real Property, or such other reports, if any, conducted by third parties with respect to any Company Real Property that are in the possession or control of Seller, SGF, or FSE, have been provided to Purchaser (“Environmental Reports”).  To Seller’s knowledge and belief, there are no material environmental conditions with respect to the Company Real Property that are not reflected in the Environmental Reports.

SECTION 2.14.  EMPLOYEE BENEFIT PLANS.

(a)           Section 2.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all (i) “employee welfare benefit plans” (“Company Welfare Plans”), within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) “employee pension benefit plans” (“Company Pension Plans”), within the meaning of Section 3(2) of ERISA; (iii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”), under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iv) employee benefit provisions in employment or consulting contracts, termination and severance contracts or agreements, in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii), (iii) or (iv) above) are in writing or are otherwise exempt from the provisions of ERISA, that are maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by SGF or FSE (including, for this purpose and for the purpose of all of the representations in this Section 2.14, all employers (whether or not incorporated) that would be treated together with SGF or FSE as a single employer within the meaning of Section 414 of the Code (“ERISA Affiliate”) (all of the foregoing plans, programs, arrangements, commitments, practices, contracts and agreements referred to in (i), (ii), (iii) and (iv) above are collectively referred to as “Company Benefit Plans”). Neither SGF, FSE nor, any other Person or entity, has any legally enforceable commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.  In addition, neither SGF, FSE, nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Company Benefit Plans.

With respect to each Company Benefit Plan, Seller has delivered to Purchaser true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), (B) the most recent summaries and summary plan descriptions, including any summary of material modifications; (C) the most recent annual reports (Form 5500 or 990 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan); (D) the most recent actuarial report or other financial statement, if any, relating to such Company Benefit Plan; (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter; (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan; and (G) any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(b)           Each Company Benefit Plan (including any related trust) complies in all material respects with the requirements of applicable Law, including ERISA and the Code and has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made in accordance with the provisions of the Company Benefit Plan and all applicable laws and regulations or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed. All such contributions have been and are deductible for income tax purposes and no such contributions or deductions have been challenged or disallowed by any Government Entity or any other tribunal.  With respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c)           (i) Each Company Pension Plan that is a Company Benefit Plan and that is intended to qualify under Section 401(a) of the Code, has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Pension Plan has not yet expired, and each trust established in connection with any Company Benefit Plan that intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and each VEBA that is a Company Benefit Plan has been determined by the IRS to be exempt from federal income tax under Section 501(c)(9) of the Code, and to Seller’s knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Company Pension Plan or the exempt status of any such trust or VEBA; (ii) to Seller’s knowledge, neither SGF, FSE, any ERISA Affiliate nor any other plan “fiduciary” or “party in interest” (as such terms are defined in Sections 3(21) and 3(14) of ERISA) of any Company Benefit Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction”, as such term is defined in Section 4975 of the Code, for which no exemption exists under Section 408 of ERISA, Section 4975 of the Code or otherwise, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA and neither SGF nor FSE has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Benefit Plan; (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if such plan is subject to Part 2 of Subtitle B of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed); (iv) no suit, administrative proceeding, action or other litigation has been brought or is threatened, against or with respect to any Company Benefit Plan, the assets of the trust or funds under any Company Benefit Plan, the sponsor or administrator of any Company Benefit Plan or any fiduciary of any Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims) that could result in material liability to SGF or FSE or any ERISA Affiliate; (v) no Company Benefit Plan is subject to Part 3 of Title I, Subtitle B of ERISA, Title IV of ERISA or Section 412 of the Code (other than a “multiemployer pension plan” (as defined in Section 3(37) of ERISA)) (“Multiemployer Plan”) and neither SGF nor FSE nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to any Company Benefit Plan that is subject to Part 3 of Title I, Subtitle B of ERISA, Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan), (vi) no material liability under Title IV of ERISA has been incurred by SGF or FSE or any ERISA Affiliate that has not been satisfied in full and no condition exists that presents a material risk to SGF or FSE or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (vii) none of the assets of SGF or FSE or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any material Lien arising under Section 302 of ERISA or Section 412(n) of the Code; (viii) neither SGF nor FSE nor any ERISA Affiliate has any material liability under ERISA Section 502; (ix) with respect to each Company Benefit Plan, all material tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and material notices and disclosures have been timely provided to participants; (x) no assets of any Company Benefit Plan are subject to a material amount of Tax as unrelated business taxable income under Section 511 of the Code; and (xi) no excise tax in a material amount could be imposed upon SGF or FSE under Chapter 43 of the Code.

(d)           With respect to each Company Benefit Plan that is a Multiemployer Plan, (i) neither SGF nor FSE nor any ERISA Affiliate has incurred any withdrawal liability under Section 4201 of ERISA nor does SGF or FSE or any ERISA Affiliate expect to withdraw in a “complete withdrawal” or “partial withdrawal” within the meaning of Sections 4203 and 4205 of ERISA; (ii) all contributions required to be made to any such Multiemployer Plan have been timely made; and (iii) no such Multiemployer Plan has been terminated or has been in or is about to be in reorganization under ERISA so as to result directly or indirectly in any increase in contributions under Section 4243 of ERISA or in liability contingent or otherwise to SGF or FSE or any ERISA Affiliate.

(e)           Except as disclosed in Section 2.14(e) of the Seller Disclosure Schedule no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of SGF or FSE who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) is or will be subject to Section 280G of the Code and no Company Benefit Plan provides for payment by SGF or FSE of any amount, either alone or in combination with other amounts, for which deduction by SGF or FSE would be disallowed under Section 162(m) of the Code or otherwise.

(f)            Except as required by Law or as set forth in the Seller Disclosure Schedule, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any Person: medical, disability, life insurance benefits and/or other welfare benefits and neither SGF nor FSE has any obligation to provide any such benefits. SGF and FSE and each ERISA Affiliate and each Company Benefit Plan that is considered a group health plan are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and the regulations (including proposed regulations) thereunder and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(g)           All obligations or liabilities incurred with respect to each Company Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(l) of ERISA are fully and completely insured by an insurance policy issued by an insurance company licensed to sell insurance products in the applicable state.  With respect to any insurance policy that has, or does, provide insurance for benefits under any Company Benefit Plan, (i) there will be no material liability of the SGF, FSE or the Purchaser in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or other actual or contingent liability as of the Closing Date, nor would there be any such liability if such insurance policy were terminated on the Closing Date, (ii) each such insurance policy may be terminated by SGF, FSE or the Purchaser without penalty upon no more than 30 days notice and without causing SGF, FSE or the Purchaser to incur any additional liability, and (iii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation, or similar proceeding and, to the best knowledge of the Seller, after diligent investigation, no such proceedings with respect to any insurer are imminent.

(h)           SGF and FSE and any ERISA Affiliate have in all respects performed all obligations required to be performed by them under ERISA, the Code and any other applicable state, federal or foreign law and under the terms of each Company Benefit Plan.  Neither SGF, FSE, any ERISA Affiliate nor Seller has any knowledge of or has received written notice of the existence of any material default or violation by any other party of any of such laws, terms, or requirements applicable to any of the Company Benefit Plans.  In addition, neither SGF, FSE, any ERISA Affiliate nor Seller has knowledge of and or has received written notice of any pending investigation or pending enforcement action by the Pension Benefit Guaranty Corporation (“PBGC”), the Department of Labor, the IRS or any other governmental agency with respect to any Company Benefit Plan. Seller has delivered to Purchaser copies of all correspondence with the IRS, the Department of Labor, the PBGC, or any other federal or state government agency regarding any Company Benefit Plan.

(i)            Neither SGF, FSE nor any ERISA Affiliate has engaged in any transaction that may result in the imposition of any excise tax under Sections 4971 through 4980E of the Code, or otherwise incurred a liability for any excise tax, other than excise taxes that have been paid or have otherwise been disclosed as set forth on the Seller Disclosure Schedule.

(j)            Neither SGF, FSE nor any ERISA Affiliate has engaged in, or has entered into any arrangement pursuant to which any Person or entity is contractually bound to enter into, any transaction that could result in imposition upon either SGF, FSE, any ERISA Affiliate or Purchaser of either an excise tax under Section 4975 of the Code or civil liability under Section 502(i) or Section 502(l) of ERISA.

(k)           Neither the execution and delivery of this agreement by Seller nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Company Benefit Plan (including, without limitation, the acceleration of the vesting or the exercisability of any rights).

SECTION 2.15.  LABOR AND OTHER EMPLOYMENT MATTERS.

(a)           Each of SGF and FSE is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of SGF or FSE is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other governmentally mandated benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth in Section 2.15(a) of the Seller Disclosure Schedule, none of SGF nor FSE is a party to any collective bargaining or other labor union contract, agreement or other instrument applicable to Persons employed by SGF or FSE, and no collective bargaining agreement or other labor union contract, agreement or other instrument is being negotiated by SGF or FSE. There is no labor dispute, strike, slowdown or work stoppage against SGF or FSE pending or, to the knowledge of Seller, threatened which may interfere in any material respect with the respective business activities of SGF or FSE. To the knowledge of Seller, no labor union or similar organization has otherwise been certified to represent any Persons employed by SGF or FSE or has applied to represent such employees or is attempting to organize so as to represent such employees. Neither SGF or FSE has committed any unfair labor practices in connection with the operation of their respective businesses, and there is no charge or complaint against SGF or FSE by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of Seller, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Neither SGF nor FSE is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of SGF and FSE has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. There are no material pending claims against SGF or FSE under any workers’ compensation plan or policy or for long term disability. Except as set forth in Section 2.15(a) of the Seller Disclosure Schedule, there are no material controversies pending or, to the knowledge of Seller, threatened, between either SGF or FSE and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To Seller’s knowledge, no employee of SGF or FSE is in any material respect in violation of any term of any employment contract, agreement or other instrument, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by SGF or FSE because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. No key employee of SGF or FSE has given notice that such employee intends to terminate his or her employment with SGF or FSE.

(b)           The Company has identified in Section 2.l5(b) of the Seller Disclosure Schedule and has made available to Purchaser true and complete copies as in effect as of the date of this Agreement of (i) all severance and employment agreements with directors, officers or employees of or consultants to SGF or FSE; (ii) all severance programs and policies of SGF and FSE with or relating to its employees; and (iii) all plans, programs, agreements and other arrangements of SGF and FSE with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 2.l5(b) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of SGF or FSE under any Company Benefit Plan or otherwise; (B) significantly increase any benefits otherwise payable under any Company Benefit Plan; or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 2.15(b) of the Seller Disclosure Schedule or any agreement incorporating change in control provisions with SGF or FSE has terminated employment or been terminated, nor, to the knowledge of Seller, has any event occurred that could give rise to a termination event, in either case under circumstances that have given, or could give, rise to a severance obligation on the part of SGF or FSE under such agreement. Section 2.15(b) sets forth Seller’s best estimates of the amounts payable to the employees listed therein, as a result of the transactions contemplated by this Agreement or any subsequent employment termination based on compensation data applicable as of the date of this Agreement.

(c)           There are no pending claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts thereunder, nor are any such claims, lawsuits or arbitrations, to the knowledge of Seller, threatened, that could reasonably be expected to result in any material liability of SGF or FSE to the Department of Treasury, the Department of Labor or any Multiemployer Plan.

SECTION 2.16.  COMPLIANCE WITH GAMING LAWS

(a)           Each of SGF and FSE, and, to the knowledge of Seller, each of their respective directors, officers and Persons performing management functions similar to officers hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including without limitation all authorizations under any applicable Gaming Laws), necessary to conduct the business and operations of SGF and FSE as currently conducted and as proposed to be conducted, each of which is in full force and effect in all material respects (each, a “Company Permit” and collectively, the “Company Permits”) and no event has occurred that could reasonably be likely to result in the revocation, non-renewal, modification, suspension, conditioning, limitation or termination of any Company Permit that currently is in effect. Each of SGF and FSE, and, to the knowledge of Seller, each of their respective directors, officers and Persons performing management functions similar to officers are in compliance with the terms of the Company Permits in all material respects. Except as disclosed in Section 2.16(a) of the Seller Disclosure Schedule, the businesses of SGF and FSE are not being conducted in material violation of any Law (including, without limitation, any applicable Gaming Laws). None of Seller, SGF, or FSE has received any written notice of any investigation or review by any Governmental Entity with respect to SGF or FSE that is pending, and, to the knowledge of Seller, except for routine, periodic investigations and audits by Gaming Authorities, no investigation or review is threatened.

(b)           Except as disclosed in Section 2.16(b) of the Seller Disclosure Schedule, neither SGF nor FSE, nor, to the knowledge of Seller, any of their respective directors, officers, key employees or persons performing management functions similar to officers has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation of any applicable Gaming Laws that resulted in any fines or penalties. Neither SGF nor FSE has suffered a suspension or revocation of any Company Permit held under any applicable Gaming Laws.

SECTION 2.17.  INSURANCE. Seller, SGF, and FSE maintain in full force and effect   fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies, with extended coverage, normal and customary for the business and operations conducted by SGF and FSE (the “Insurance Policies”), each of which is listed in Section 2.17 of the Seller Disclosure Schedule. Each of such Insurance Policies is in full force and effect and neither SGF nor FSE maintains any self-insurance practices. Upon request, Seller will provide to Purchaser accurate and complete copies of any Insurance Policy.

SECTION 2.18.  TAXES.  Except as set forth in Section 2.18 of the Seller Disclosure Schedule:

(a)           Copies of Tax Returns, Audit Reports, Other Relevant Tax Documents.  Upon Purchaser’s reasonable request, Seller shall deliver or cause to be delivered to Purchaser complete and correct copies of: (i) all Tax Returns filed by or in respect Seller, SGF and FSE to the extent that such Tax Returns relate to SGF and FSE; (ii) any and all audit reports relating to Taxes and issued by or with respect to SGF and FSE on or after the dates of their respective formations; and (iii) any and all revenue agent examination reports, information document requests, notices of proposed deficiencies, notices of deficiency, protests, petitions, settlement agreements, closing agreements, private letter ruling requests and technical advice memoranda received by, submitted by, or agreed to by, or on behalf of, SGF or FSE, or to which either SGF or FSE is subject.

(b)           Filing of Tax Returns; Payment of Taxes; Related Matters.

(i)            All Tax Returns required to be filed by or with respect to SGF or FSE (including, to the extent applicable, any consolidated federal income Tax Return of each of SGF or FSE and any state, local or other Tax Return that includes either SGF or FSE on a consolidated, combined or unitary basis) have been timely filed and all such Tax Returns are true, correct, and complete in all material respects;

(ii)           All Taxes due and payable by or attributable to each of SGF and  FSE for any period preceding the Closing Date, including, but not limited to any Tax due arising out of the transactions contemplated by this Agreement, (whether or not a Tax Return is due by the Closing Date), have been paid, properly accrued or otherwise adequately reserved on the Final Closing Balance Sheet, or will be accrued on the books and records of SGF and FSE, as applicable from time to time, in accordance with past custom and practice, through the Closing Date with statements thereof made available to Purchaser.

(iii)          Each of SGF and FSE has disclosed on each Tax Return filed by or in respect of such corporation all positions taken thereon that could give rise to a substantial understatement penalty of federal income Taxes within the meaning of Code Section 6662 or any similar provisions of any other Tax Law;

(iv)          Each of SGF and FSE has timely paid all required current estimated payments of Taxes in amounts sufficient to avoid interest charges and underpayment penalties;

(v)           There are no Tax liens upon any assets of either SGF or FSE, other than liens for sales and payroll Taxes not yet due and payable and liens for non-delinquent current real property taxes;

(vi)          Except with respect to Seller’s fiscal year 2006 federal income Tax Return, neither SGF nor FSE currently is the beneficiary of any extension of time to file any Tax Return, and there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which either SGF or FSE may be subject or will cause Purchaser to be subject to;

(vii)         Each of SGF and FSE has complied with all requirements relating to the withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041, and 6049) and has within the times and in the manner prescribed by Law paid over such amounts to the proper taxing authorities in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 (and state Law counterparts thereof) required with respect thereto have been properly completed and timely filed; and

(viii)        Neither SGF nor FSE is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no written notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by either SGF nor FSE to the effect that the filing of Tax Returns may be required;

(c)           Audit Related Matters.

(i)            There are no pending or, threatened actions or suits, whether in the form of an audit or an administrative, judicial or other proceeding, for the assessment or collection of Taxes against either SGF or FSE or (insofar as either relates to the activities or income of either or could result in liability of either SGF or FSE on the basis of joint and/or several liability) any Person that was included in the filing of a Tax Return with each of SGF or FSE on a consolidated, combined or unitary basis;

(ii)           No adjustment relating to the Tax Returns filed or to be filed by or with respect to SGF or FSE (including, to the extent applicable, any consolidated federal income Tax Return of each of SGF and FSE and any state, local or other Tax Return that includes either SGF or FSE on a consolidated, combined or unitary basis) have been proposed in writing or informally by any Governmental Entity (insofar as either relates to the activities or income of either SGF or FSE or could result in liability of either SGF or FSE on the basis of joint and/or several liability) and no basis exists for any such adjustment;

(iii)          Neither SGF nor FSE, nor Seller with respect to SGF or FSE, has received from any taxing authority any (A) notice indicating an intent to open an audit or other review; (B) request for information relating to Taxes; or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed against either SGF or FSE;

(iv)          There are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for the collection or assessment or reassessment of Taxes due from either SGF or FSE for any taxable period;

(v)           There is no power of attorney currently in force with respect to any matter relating to Taxes of either SGF or FSE; and

(vi)          With respect to any past audit, review or examination by any relevant taxing authority of issues relating to Taxes of either SGF or FSE, no issue raised or addressed therein is reasonably expected to recur in a later taxable period of either corporation.

(d)           General Affiliate Group Tax Matters.

(i)            Neither SGF nor FSE has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group the common parent of which is Seller;

(ii)           Seller has filed a consolidated federal income Tax Return with each of SGF and FSE for the tax year immediately preceding the current taxable year and is eligible to make a §338(h)(10) Election;

(iii)          Each of SGF and FSE are both (A) wholly owned corporate subsidiaries of Seller, and (B) members of a consolidated group, within the meaning of Treas. Reg. §1.1502-1(h), for which Seller is the common parent;

(iv)          There is no excess loss account, as that term is defined in Treas. Reg. Sec. 1.1502-19, with respect to the ownership of either SGF or FSE;

(1)           Each Affiliated Group has filed all income Tax Returns that it was required to file for each taxable period during which either SGF or FSE was a member of the group;

(2)           All such Tax Returns were true, correct and complete in all material respects;

(3)           All income Taxes owed by any Affiliated Group (whether or not shown on any Tax Return) have been paid or accrued for each taxable period during which either SGF or FSE was a member of the group;

(v)           Neither Seller, nor its directors or officers, or any employee responsible for Tax matters of Seller or either SGF or FSE expects any authority to assess any additional income Taxes against any Affiliated Group for any taxable period during which either SGF or FSE was a member of the group;

(1)           There is no dispute or claim concerning any income Tax Liability of any Affiliated Group for any taxable period during which either SGF or FSE was a member of the group that either (A) was claimed or raised by any authority in writing, or (B) as to which Seller or any member of Seller’s Board or any of its officers (and employees responsible for Tax matters) had knowledge based upon personal contact with any agent of such authority or otherwise; or

(2)           No Affiliated Group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which either SGF or FSE was a member of the group.

(e)           General Tax Matters.

(i)            None of Seller, SGF, FSE, nor any of member of their Affiliated Group have made any payments, is obligated to make any payments, nor is a party to any agreement that under certain circumstances could result, separately or in the aggregate, in the actual or deemed payment by the Purchaser or either SGF or FSE of any payment that will not be deductible under Code Sections 162(a), 162(m), 280G (“excess parachute payments”), or 404 or that could give rise to any amounts subject to excise tax under Code Section 4999, as such provisions are currently written;

(ii)           Neither SGF nor FSE has any obligation to pay compensation subject to Code Section 409A pursuant to a deferred compensation plan that does not comply with the requirements of Code Section 409A;

(iii)          Neither SGF nor FSE has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii), and, the Seller is not a foreign person within the meaning of Code Section 1445;

(iv)          Neither SGF nor FSE has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361;

(v)           Neither SGF nor FSE was acquired in a qualified stock purchase under Code Section 338(d)(3) and no elections under Code Section 338(g), protective carryover basis elections, or offset prohibition elections are applicable to either SGF or FSE;

(vi)          Neither SGF nor FSE is an S corporation within the meaning of Code Section 1361(a)(1), and neither SGF nor FSE had outstanding liabilities for Taxes under Code Sections 1363(d), 1374, or 1375;

(vii)         Neither SGF nor FSE has issued or assumed any indebtedness that is subject to Code Section 279;

(viii)        Neither SGF nor FSE has been at any time a member of any partnership or joint venture (other than the Fremont Street Experience Limited Liability Company) or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired;

(ix)           Neither SGF nor FSE owns any stock, securities, partnership interests, limited liability company interest, or other form of equity interest in any other Person (other than the Fremont Street Experience Limited Liability Company);

(x)            There are no written proposed reassessments of any property owned by either Company or other similar proposals that could increase the amount of any Tax to which the Purchaser or either Company would be subject;

(xi)           Neither SGF nor FSE (A) is a party to, or bound by, any Tax allocation or Tax sharing agreement or (B) has any current or potential obligation for the Taxes of any Person under Treasury Regulations Section 1.1502-6(c), as a transferee or successor, by contract or otherwise;

(xii)          Since the date set forth in the March Balance Sheets, neither SGF nor FSE has incurred any liability for Taxes arising from any transactions outside the ordinary course of business;

(xiii)         Neither SGF nor FSE has consummated, participated in, or served as either a “tax shelter organizer” or a “tax shelter promoter” in respect of any “tax shelter transaction” as such terms are defined in Code Sections 6011, 6111, and 6662 prior to the amendment of the American Jobs Creation Act of 2004;

(xiv)        Neither SGF nor FSE (A) has consummated, (B) has “participated” or is currently “participating” in, or (C) is or was a “material advisor” in respect of (x) a “tax shelter transaction”, (y) a “listed transaction” or (z) a “reportable transaction”, as such terms are defined in Code Sections 6011, 6012, 6111, 6662, 6662A, or 6707A;

(xv)         Neither SGF nor FSE has any elections in effect under Code Sections 108, 441, 472, 1017, 1033 or 4797;

(xvi)        No income under any arrangement or understanding to which either SGF nor FSE is a party will be attributed to such corporation that is not represented by income to which such corporation is legally entitled;

(xvii)       Neither SGF nor FSE is subject to any accumulated earnings Tax, personal holding company Tax or similar Tax;

(xviii)      Neither SGF nor FSE owns property that is (i) property required to be treated as owned by another person or entity pursuant to the provisions of Code Section 168(f)(8), (ii) constitutes tax-exempt use property within the meaning of Code Section 168(h)(1) of the Code,  (iii) is tax-exempt bond financed property within the meaning of Code Section 168(g), (iv) is subject to Code Section 168(g)(1)(A), (v) is limited use property within the meaning of Revenue Procedure 76-30, (vi) directly or indirectly secures any debt the interest which is tax exempt under Code Section 103 or (vii) is subject to a lease under Code Section 7701(h);

(xix)         Neither SGF nor FSE, has, at any time (A) owned any assets outside of the United States; (B) conducted a trade or business outside of the United States; (C) owned an equity or creditor interest in any entity that either (x) owned assets or (y) conducted a trade or business outside the United States; or (D) participated in or cooperated with an international boycott within the meaning of Code Section 999;

(xx)          Neither SGF nor FSE has:

(1)           any income reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction);

(2)           agreed to make or is required to make any adjustment under Code Section 481(a);

(3)           any deferred gain or loss arising out of any deferred intercompany transaction;

(4)           any intercompany transaction or excess loss account described in Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law);

(5)           or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any closing agreement described in Code Section 7121 executed on or before the Closing Date or (B) any installment sale or open transaction disposition made on or before the Closing Date.

(f)            Section 2.18 of Seller Disclosure Schedule:

(i)            Indicates the most recent Tax Return for each relevant jurisdiction for which an audit has been completed affecting either SGF or FSE;

(ii)           Indicates all Tax Returns of Seller (as such Tax Returns relates to either SGF or FSE), SGF, or FSE that are currently the subject of audit, examination, or review;

(iii)          Sets forth the amount of any net operating loss of SGF or FSE, except as is retained or used by Seller as contemplated by Section 10.9 of this Agreement;

(iv)          Sets forth the amount of any (A) net capital loss; (B) unused investment; (C) unused foreign tax or tax credit; (D) excess charitable contribution; or (E) other Tax credit allocable to SGF or FSE or either of such corporation’s assets;

(v)           Sets forth any applicable limitation on the use of any of the attributes set forth in the preceding two subsections (e.g., net operating loss, net capital loss, unused investment, etc.) whether by reason of Code Sections 269, 382, 383, or 384, state, foreign, local law, or otherwise; and

(vi)          Lists all material Tax elections currently in effect for each of SGF and FSE.

SECTION 2.19.  BROKERS AND INVESTMENT BANKERS. Seller represents and warrants to Purchaser, that it has not been represented by any broker or investment banker in connection with this Agreement or the transactions contemplated by this Agreement other than those set forth in Section 2.11 of the Seller Disclosure Schedule.  Seller will indemnify and hold Purchaser harmless from any claim by any broker, agent or finder purporting to have acted on behalf of Seller.

SECTION 2.20.  DISCLOSURE.  To Seller’s knowledge, neither this Agreement nor any of the exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered by Purchaser to Seller prior to the execution of this Agreement, a copy of which is attached hereto as Exhibit C (the “Purchaser Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Purchaser hereby represents and warrants to Seller as follows as of the date hereof:

SECTION 3.1.  ORGANIZATION.

(a)           Purchaser is a Nevada corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted or proposed by Purchaser to be conducted.

SECTION 3.2.  AUTHORITY RELATIVE TO THIS AGREEMENT.

(a)           Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  No other proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due and valid authorization, execution and delivery hereof by Seller, constitutes a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and general principles of equity.

(b)           The Purchaser has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the transactions contemplated hereby.

SECTION 3.3.  CONSENTS AND APPROVALS; NO VIOLATIONS.  Except for such filings, permits, authorizations, consents and approvals as may be required by or under, any applicable requirements of federal or state securities laws, the HSR Act, any Gaming Authority, or the City of Las Vegas, Nevada, any filings, permits, authorization, consents and approvals relating or applicable to Seller, SGF, or FSE, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not and would not reasonably be expected to, individually or in the aggregate, materially impair, materially delay or prevent the performance of this Agreement.  Neither the execution, delivery and performance of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Purchaser; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or lien under, any of the terms, conditions or provisions of any contract to which Purchaser is a party or by which any of them or any of their respective properties or assets may be bound; or (c) violate any Law (including any Gaming Law) applicable to Purchaser, except in the case of (a) or (b) for violations, breaches or defaults that do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

SECTION 3.4.  LITIGATION.  Except as disclosed in Section 3.4 of the Purchaser Disclosure Schedule there is no Claim pending or, to Purchaser’s knowledge, threatened against Purchaser or any of its properties or assets, including by or before any Governmental Entity, that questions the validity of this Agreement or any action to be taken by Seller in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.5.  COMPLIANCE WITH APPLICABLE LAW.  Purchaser holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of the businesses of Purchaser (the “Purchaser Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.  Purchaser and each of its “key employees” (as defined under applicable Gaming Law) are in compliance with the terms of the Purchaser Permits, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.  The businesses of Purchaser are not being conducted in violation of any Law applicable to Purchaser, except for violations or possible violations that do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.  To Purchaser’s knowledge, no investigation or review by any Governmental Entity, including any Gaming Authority, with respect to Purchaser is pending or threatened, nor, to Purchaser’s knowledge, has any Governmental Entity, including any Gaming Authority, indicated an intention to conduct the same, other than, in each case, those that Purchaser reasonably believes do not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser has no knowledge of any fact or circumstance that would cause any Gaming Authority or other Governmental Entity with authority over SGF’s or FSE’s operations or proposed operations to deny Purchaser any license or permit.

SECTION 3.6.  BROKERS, INVESTMENT BANKERS, AND FINANCIAL ADVISORS.  Purchaser represents and warrants to Seller that it has not been represented by any broker, investment banker, or financial advisor in connection with this Agreement or the transactions contemplated by this Agreement other than Rock Creek Capital Advisors, LLC.  Purchaser will pay any fees owed to Rock Creek Capital Advisors, LLC in connection with the transactions contemplated by this Agreement and will indemnify and hold Seller harmless from any claim by any broker, agent, finder, or financial advisor purporting to have acted on behalf of Purchaser.

SECTION 3.7.  SUFFICIENT FUNDS.  Purchaser has the current capacity to finance the purchase of the Shares as contemplated by this Agreement.

SECTION 3.8.  LICENSING.  Purchaser has been found suitable and registered as a holding company by the Nevada Gaming Commission and such finding of suitability and registration is in good standing.

SECTION 3.9.  GOOD MORAL CHARACTER.  Purchaser’s owner has been previously found by the Nevada Gaming Commission, by implication, to possess good character, honesty and integrity pursuant to NRS 463.170(2)(a).

ARTICLE IV

COVENANTS

SECTION 4.1.  FURTHER ASSURANCES.  Each Party agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

SECTION 4.2.  PROPRIETARY INFORMATION.  Each Party shall keep and retain in confidence and shall not use for any purpose other than to evaluate the transactions contemplated under this Agreement any and all of the confidential and proprietary information respecting the other Party set forth or referenced in the schedules or otherwise provided to the receiving Party by the disclosing party in connection with or in anticipation of the Closing, irrespective of the form in which it is delivered or when delivered (the “Proprietary Information”).  The preceding requirement shall not apply to Proprietary Information that (a) a Party was in the possession of, or was rightfully known by, the receiving Party or its representatives, without an obligation to maintain its confidentiality prior to receipt from the disclosing Party or its representatives, (b) is or becomes generally known to the public without violation of this Agreement, (c) is obtained by the receiving Party or its representatives in good faith from a third party having the right to disclose it without an obligation of confidentiality, or (d) is independently developed by the receiving Party or its representatives without the participation of individuals who have had access to the Proprietary Information.  In the event the Agreement is terminated prior to Closing for any reason, the receiving Party agrees to either return to the disclosing party all of the Proprietary Information subject to this Section 4.2 (including all copies) in its possession or under its control or to purge, shred or otherwise destroy all such Proprietary Information not returned, at the option of the disclosing Party.  The receiving Party shall, and shall cause each of its representatives to, keep and maintain all Proprietary Information subject to this Section 4.2 confidential in any case in which the Closing does not occur and not avail itself of or use any of such Proprietary Information for its own benefit.  The receiving Party shall promptly certify its compliance with the foregoing in the event of any termination of the Agreement.

SECTION 4.3.  EXPENSES AND FEES.  Except as otherwise provided herein, each Party shall pay its own expenses in connection with the transactions contemplated herein.

SECTION 4.4.  DISPOSITION OF PRE-EXISTING CLAIMS. Notwithstanding the purchase of all of the capital stock of SGF and FSE by Purchaser, Seller agrees and covenants that it will, at Seller’s sole expense (including any related legal fees), vigorously defend or, at Seller’s election, resolve (a) the litigation currently pending in Clark County, Nevada in which an affiliate of Harrah’s Entertainment claims it is entitled to receive an additional payment of $5,000,000 from Seller (the “Harrah’s Claim”); (b) the arbitration demand pertaining to approximately $20,000 for vacation pay allegedly owed by Horseshoe Operating Company to the Culinary Workers Union; (c) the claim pertaining to an alleged wrongful termination of employment of Ms. Georgina Smith; (d) the potential claim for additional gaming taxes disclosed in connection with Section 2.16 of the Seller Disclosure Schedule; (e) the additional tax attributable to a change in the unemployment tax rate as described in Section 2.6 of the Seller Disclosure Schedule; (f) any rental payments due under the Main Street Lease as described in

Section 2.8(c) of the Seller Disclosure Schedule for any period prior to Closing; and (g) any other operating expense, tax or other similar claim arising from acts or omissions of SGF or FSE prior to the Closing (collectively, the “Pre-existing Claims”).  Seller agrees that it will indemnify Purchaser for any Loss incurred by Purchaser arising from the Pre-existing Claims, and shall be solely responsible for paying any amounts owed to third parties arising from the Pre-existing Claims, regardless of the indemnity basket described in Section 5.3.  Seller shall retain any recovery on its counterclaims with respect to the Pre-existing Claims.

SECTION 4.5.  PROJECT CAPITAL EXPENDITURES. Purchaser agrees to reasonably consider reimbursement of Seller for any Project Capital Expenditures (as defined below) incurred by Seller and/or SGF with respect to the business and operations of SGF from and after the date hereof, provided that Purchaser consents in writing, in advance, to each such Project Capital Expenditure (such consent to include Purchaser’s approval of the work to be done and/or items to be purchased, the budget and the contractor with respect thereto), and, provided further, that Purchaser’s obligations under this Section 4.5 shall be payable only upon, and simultaneously with, the Closing of the transactions contemplated by this Agreement and, provided further, that notwithstanding anything to the contrary in this Agreement, Purchaser’s consent with respect to any Project Capital Expenditures shall be required and obtained, for the purposes of this Section 4.5, only to the extent permitted or not prohibited by Law, including Nevada Gaming Commission Regulation 8.060 or any other applicable Gaming Law. “Project Capital Expenditures” means each of the expenditures listed on Section 4.5 of the Seller Disclosure Schedule, and all other expenditures for new equipment, fixtures and other capital improvements (excluding maintenance expenses) with respect to the business operations of SGF; provided however, that Purchaser will not be obligated to reimburse Seller for any Project Capital Expenditures listed on Section 4.5 of the Seller Disclosure Schedule unless Purchaser has consented to such expenditure as contemplated by the first sentence of this Section 4.5.

SECTION 4.6.  ADJUSTMENTS FOR PROGRESSIVE LIABILITIES. At the Closing, Seller shall pay Purchaser an amount equal to the amount shown as of the Transfer Time (as defined in Section 7.2) on:

(a)           SGF’s in-house progressive slot machine meters as of the Transfer Time (if not removed by the vendor at or before the Transfer Time);

(b)           table games with an in-house progressive jackpot feature as of the Transfer Time; and

(c)           any other games with an in-house progressive feature as of the Transfer Time.

SECTION 4.7.  NO NEGOTIATIONS.  Seller will not, directly or indirectly, through any officer, director, agent, member, shareholder, affiliate or otherwise, solicit, initiate, or encourage submission of any proposal or offer from any person or entity (including any of its officers, directors, partners, employees, or agents) relating to any liquidation, dissolution, recapitalization, merger, consolidation, or acquisition or purchase of all or part of SGF’s or FSE’s assets or properties, or any equity interest in SGF or FSE, or other similar transaction or business combination involving SGF or FSE or their assets or their respective businesses, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.  Seller will promptly notify Purchaser if any such proposal or offer, or any inquiry from or contact with any Person with respect thereto, is made and will promptly provide Purchaser with such information regarding such proposal, offer, inquiry, or contact as Purchaser may request.  The restrictions of this Section 4.7 shall not apply to transactions involving the securities of Seller provided that no such transaction shall amend, modify or affect the terms of this Agreement.

SECTION 4.8.  RELEASE OF LEASE GUARANTEES.  Seller shall exert commercially reasonable efforts to obtain releases of the Lease Guarantees.  Purchaser shall reasonably cooperate with Seller’s efforts to obtain such releases, it being understood that Purchaser or one or more Affiliates of Purchaser (but in no event a natural Person) may be required to guarantee the leases in lieu of Seller; provided, however, that in no event shall Purchaser or any of its Affiliates be required to provide any additional consideration to the lessors in connection with obtaining the releases.  In the alternative, Seller shall exert commercially reasonable efforts to obtain the consent of the requisite lenders under the Credit Agreement for Seller to consummate the transactions contemplated by this Agreement absent such releases.

SECTION 4.9.  RELEASE OF SGF FROM GUARANTY. Immediately after Closing, Seller shall deliver to Wells Fargo Bank, N.A., as trustee under the indentures governing Seller’s Senior Notes due 2010 and Senior Subordinated Notes due 2012, all documents, certificates, supplemental indentures and opinions of counsel required pursuant to such indentures to remove SGF as a guarantor under such indentures.

SECTION 4.10.  RENT PAYMENTS.  From and after the Closing, for so long as Seller is a guarantor with respect to a Company Leased Property, Purchaser shall promptly pay all rent in accordance with the Lease Documents and shall not suffer a default or take any other action under any such lease that will result in a claim against Seller by landlord under such lease pursuant to the corresponding Lease Guaranty.

SECTION 4.11.  COLLECTIVE BARGAINING AGREEMENT WITH CULINARY WORKERS.  If an extension or replacement of the collective bargaining agreement by and between Horseshoe Operating Company dba Horseshoe Hotel & Casino (aka Binion’s Gambling Hall and Hotel) and the Local Joint Executive Board of Las Vegas, on behalf of Culinary Workers Union, Local No. 226, and Bartenders Union, Local No. 165 (the “Culinary Workers Union CBA”), is executed and delivered before the Closing Date, and the terms and conditions of such agreement provide for additional compensation to be paid to SGF’s employees retroactively, Seller shall be responsible for any additional compensation required by such agreement for any period of time prior to the Closing Date. If the Culinary Workers Union CBA is executed and delivered after the Closing Date, and the terms and conditions of such agreement provide for additional compensation to be paid to SGF’s employees retroactively, Seller shall be responsible for any additional compensation required by such agreement for any period of time prior to the Closing Date, except to the extent such additional compensation is greater than the compensation required to be paid under such agreement during the twelve (12) month period following the Closing, in which case Purchaser shall be responsible for such additional amount for the period from the retroactive date until the Closing Date.

SECTION 4.12.  SEVERANCE/CHANGE IN CONTROL BENEFITS.  If Seller terminates any SGF or FSE employee identified in Section 2.11(a)(viii) or Section 2.15(b) of the Seller Disclosure Schedule prior to Closing or Purchaser terminates any such SGF or FSE employee within thirty (30) days after Closing, Seller shall be solely responsible for any severance benefits or other amounts required to be paid by SGF or FSE to any such employee as a result of any written agreement between such employee and SGF nor FSE. Whether or not any such employee is terminated, Seller shall be solely responsible for any change of control benefits or other amounts required to be paid by SGF or FSE to any such employee as a result of the transactions contemplated by this Agreement.  If Seller becomes obligated to make any such payments or other amounts pursuant to this Section 4.12, any such payments or amounts shall be deemed added to the losses set forth in the projections Seller has provided to Purchaser prior to the date hereof.

SECTION 4.13.  CONSENT TO RELEASE.  Notwithstanding anything to the contrary in this Agreement, in connection with any settlement of the Harrah’s Claims, none of Seller, SGF or FSE shall enter into any release with HHLV Management Company LLC or any affiliate of Harrah’s Entertainment that terminates or otherwise limits the rights of Seller, SGF, and FSE to seek indemnification for certain environmental claims as contemplated by the Joint Operating License Agreement, as amended, dated March 10, 2004, or the Purchase and Sale Agreement, as amended, by and among Seller, HHLV and SGF, dated as of February 9, 2004, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned, or delayed.

ARTICLE V

INDEMNIFICATION

SECTION 5.1.  INDEMNIFICATION BY PURCHASER.

(a)           Subject to the limits set forth in this Article V, Purchaser agrees to indemnify, defend and hold Seller and its officers, directors and agents harmless from and in respect of any and all losses, damages, liability, costs and expenses (including, without limitation, reasonable expenses of investigation and defense fees and disbursements of counsel and other professionals) (collectively, “Losses” or individually, a “Loss”), arising directly or indirectly out of or directly or indirectly due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement, including the Exhibits and Schedules attached hereto and incorporated by reference herein as set forth in Section 11.5 hereof.

(b)           Seller has delivered to Purchaser copies of the Lease Guarantees.  Purchaser agrees to indemnify, defend and hold Seller and its officers, directors, agents and Affiliates harmless from and in respect of any and all Losses relating to matters occurring from and after the Closing Date and arising directly or indirectly out of or directly or indirectly due to any Claim by any landlord who is a beneficiary under a Lease Guaranty.  Seller’s rights and Purchaser’s obligations under this Section 5.1(b) shall not be subject to any of the limitations set forth in this Article V.

SECTION 5.2.  INDEMNIFICATION BY SELLER.  Subject to the limits set forth in this Article V, Seller agrees to indemnify, defend and hold Purchaser and its officers, directors and agents harmless from and in respect of any and all Losses arising directly or indirectly out of or directly or indirectly due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement, including the Exhibits and Schedules attached hereto and incorporated by reference herein as set forth in Section 11.5 hereof.  Seller also agrees to indemnify, defend and hold Purchaser and its officers, directors and agents, harmless from and in respect of any and all Losses, including reasonable attorney’s fees, arising directly or indirectly out of any tax matters as provided in Article X.

SECTION 5.3.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS; LIMITATIONS ON INDEMNITY.

(a)           The representations and warranties of the Parties contained in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing Date and will remain in full force and effect thereafter for a period of twenty-four (24) months from the Closing Date; provided, however, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such time period in accordance with this Article V; and (ii) the representations and warranties in Section 2.2 (Capitalization; Ownership), Section 2.14 (Employee Benefit Plans), Section 2.18 (Taxes), and the undertaking in Section 4.9 (release of SGF from guarantees under indentures) shall survive until the date that is one (1) month after the expiration of the applicable statute of limitations. Anything to the contrary contained herein notwithstanding, Purchaser shall not be entitled to recover Losses from Seller nor shall Seller be entitled to recover Losses from Purchaser unless and until the total of all claims for Losses with respect to any inaccuracy or breach of any such representations or warranties or breach of any covenants, undertakings or other agreements exceeds Three Hundred Thousand Dollars ($300,000) in the aggregate.  If the total amount of such Losses exceeds Three Hundred Thousand Dollars ($300,000), then the Party entitled to recover hereunder shall be entitled to recover the full amount of such losses and not merely the portion of such damages exceeding Three Hundred Thousand Dollars ($300,000); provided, however, that the aggregate amount of Losses that may be recovered by Purchaser from Seller shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).

(b)           For purposes of determining indemnification under this Article V for any breach of representation, warranty, covenant or agreement, including claims for Losses that count toward the indemnity basket provided in Section 5.3(a), any materiality (including any “Material Adverse Change” or “Material Adverse Effect”) or knowledge qualifier shall be disregarded, except knowledge qualifiers with respect to “investigations” or “threatened” matters.

(c)           The Three Hundred Thousand Dollar ($300,000) indemnity basket provided in Section 5.3(a) will not apply to any Loss based on any breach by Seller of any of the representations and warranties under Section 2.2 (Capitalization; Ownership), Section 2.13 (Environmental Matters), Section 2.14 (Employee Benefit Plans), and Section 2.18 (Taxes) or any intentional or deliberate misrepresentation or omission by Seller.

(d)           Notwithstanding anything to the contrary in this Agreement, including without limitation, Section 5.3 or Section 9.2 hereof, the sole remedy of Seller for any breach of any representation, warranty, covenant or agreement under this Agreement involving the failure or inability of Purchaser to close the transactions contemplated by this Agreement by the Closing Date will be the forfeiture of the Deposit, absent fraud.

SECTION 5.4.  NOTICE AND OPPORTUNITY TO DEFEND.  If an event occurs which a Party asserts is an indemnifiable event pursuant to Section 5.1 or 5.2, the Party seeking indemnification (the “Indemnitee”) shall promptly notify the other Party obligated to provide indemnification (the “Indemnifying Party”).  If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third Person, the Indemnitee will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the Indemnitee’s failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder.  If any such action is brought against any Indemnitee and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee.  Notwithstanding anything to the contrary in this Agreement, after notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnitee, and the Indemnitee has been advised in writing by counsel that there is a non-waivable conflict of interest that precludes the same counsel from representing the Indemnitee and the Indemnifying Party, in which event such Indemnitee shall be entitled, at the Indemnifying Party’s cost, risk and expense, to separate counsel of its own choosing.  The Indemnitee agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such asserted liability. The Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability.  In no event shall an Indemnifying Party be liable for any settlement effected by the Indemnitee without the written consent of the Indemnifying Party, which will not be unreasonably withheld.  In no event shall an Indemnifying Party effect any settlement without the written consent of the Indemnitee, which will not be unreasonably withheld.

SECTION 5.5.  MITIGATION OF LOSS.  Each Indemnitee is obligated to use reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification hereunder, provided, however, that nothing in this Section 5.5 shall require Seller or Purchaser to pursue insurance claims, establish reserves, seek contribution from SGF or FSE, or take any other similar action; provided, however, that if the Loss that is subject to any such claim is or may be covered, in whole or in part, by any insurance policy purchased by Seller prior to the date of execution of this Agreement, Purchaser must make, or cause to be made, all reasonable claims for insurance under such insurance policy that may be applicable to the matter giving rise to such claim, to the same extent that it would if such Loss were not subject to indemnification hereunder, before proceeding to collection of any such claim for indemnification against Seller.  The amount of the Loss subject to indemnification under Section 5.1(a) shall be calculated net of any amounts recovered by Purchaser or its Affiliates under any insurance policy as provided in this Section 5.5 (net of all direct unreimbursed collection expenses).

SECTION 5.6.  SUBROGATION.  Upon making any payment of Losses of the Indemnitee, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Loss to which the payment relates (excluding insurers for policies purchased and maintained by Purchaser); provided, however, that until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated and subjected in right of payment of the Indemnitee’s rights against such third party.  Without limiting the generality of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights.

SECTION 5.7.  INVESTIGATION.  The representations, warranties, covenants and obligations of the Parties, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or with the knowledge of, the other Party, any of the other Indemnitees or any of their representatives.

ARTICLE VI

PRE-CLOSING COVENANTS OF SELLER

SECTION 6.1.  OPERATION OF BUSINESS.  Unless Seller first obtains a written waiver or consent from Purchaser, Seller agrees that, from the date of execution of this Agreement until the Closing (the “Pre-Closing Period”):

(a)           Each of SGF and FSE will conduct its operations exclusively in the ordinary course of business and consistent with past practice and use its best efforts to preserve intact its current business organization, and maintain its relations and goodwill with all professionals, suppliers, creditors, licensors, licensees, employees, regulators and other Persons having business relationships with SGF or FSE.

(b)           Seller will confer regularly with Purchaser concerning operational matters of SGF and FSE, to the extent permitted by Nevada Gaming Commission Regulation 8.060, or any other applicable Gaming Law, and will report to Purchaser at least once each month concerning the status of SGF’s and FSE’s business, condition, assets, liabilities, operations, financial performance and prospects, which report shall include copies of the unaudited financial statements for each of SGF and FSE for the prior month as well as any interim period, in each case prepared consistent with the methods and accounting principles in effect prior to the execution of this Agreement;

(c)           Neither SGF and FSE will form any subsidiary or acquire any equity interest or other interest in any other Person;

(d)           Each of SGF and FSE will pay and/or accrue any debts and applicable taxes when due and pay or perform other obligations when due, subject to good faith disputes thereof;

(e)           Each of SGF and FSE will give all notices and other information required prior to the Closing Date to be given to the employees of SGF and FSE and to any applicable Government Entity pursuant to applicable Law in connection with the transactions provided for in this Agreement;

(f)            Neither SGF nor FSE will amend or otherwise change its Organizational Documents;

(g)           Neither SGF nor FSE will issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of its capital stock or any other equity interest in such corporation, including any securities convertible or exchangeable or exercisable for any shares of such capital stock;

(h)           Neither SGF nor FSE will declare, set aside, make or pay any dividend, distribution (whether payable in cash, securities or property or any combination thereof), contribution, loan or any other payment out of the ordinary course of business with respect to any class of its capital stock;

(i)            Neither SGF nor FSE will increase the compensation or benefits payable or to become payable to its directors, officers or employees or grant any rights to severance, retention or termination pay to or enter into any employment or severance agreement with, any director, officer or employee or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, compensation, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, including any Company Benefit Plan, except (i) to the extent required by applicable Law; (ii) pursuant to any Company Benefit Plans in effect as of the date of this Agreement consistent with past practices; (iii) for salary and other benefit increases, grants, payments or modifications made in the ordinary course of business consistent with past practice to employees other than officers of SGF or FSE; and (iv) any bonuses, severance benefits or other similar payments paid in full by SGF or FSE prior to the Closing Date;

(j)            Neither SGF nor FSE will sell, transfer or otherwise dispose of any properties or assets with the fair market value in excess of $100,000 except for sales of current assets in the ordinary course of business and consistent with past practice;

(k)           Neither SGF nor FSE will incur or assume any indebtedness greater than $100,000, except as will be repaid in full prior to or at the Closing by Seller, SGF, or FSE or as to which SGF and FSE will be released at the Closing;

(l)            Neither SGF nor FSE will pay, discharge or satisfy any material claims or liabilities other than in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of SGF or FSE;

(m)          Neither SGF nor FSE will fail to maintain any existing insurance coverage in all material respects of all types in effect as of the date hereof;

(n)           Neither SGF nor FSE will make any change with respect to accounting policies or procedures, other than required by GAAP or any Governmental Entity, or in the ordinary course of business and consistent with past practice;

(o)           Neither SGF nor FSE will enter into, cancel, terminate or adversely modify or amend any Material Contract, or waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration;

(p)           Neither SGF nor FSE will take, or agree to commit to take, any action that would make any representation or warranty of SGF or FSE contained herein inaccurate in any respect at, or as of any time prior to, the Closing so as to cause the conditions to Purchaser to consummate the transactions contemplated herein not to be satisfied;

(q)           Neither SGF nor FSE will substantially change the manner in which SGF or FSE will administer the Company Benefit Plans or make any changes that would materially impact the cost of administration of the Company Benefit Plans; or

(r)            Neither SGF nor FSE will enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize or announce an intention to do any of the forgoing.

SECTION 6.2.  FILINGS AND CONSENTS.

(a)           Seller agrees that each filing or notice required to be made or given (pursuant to any applicable legal requirement, order or contract, or otherwise) by Seller, SGF, or FSE in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of the transactions contemplated hereby shall be made or given as promptly as practicable after the date of this Agreement.

(b)           Seller shall obtain or cause to be obtained each consent or estoppel letter required to be obtained, if any, (pursuant to any applicable legal requirement, order or contract, or otherwise) by Seller, SGF, or FSE, including, without limitation, any consent required under any leases governing Company Leased Property, in connection with the execution and delivery of this Agreement or in connection with the consummation or performance of the transactions contemplated hereby as promptly as practicable after the date of this Agreement and each of such consents shall remain in full force and effect through the Closing Date.

(c)           Seller shall promptly deliver to Purchaser a copy of each filing made, each notice given and each consent obtained by Seller, SGF, or FSE during the Pre-Closing Period.

(d)           During the Pre-Closing Period, Seller and its representatives shall cooperate with Purchaser and its representatives, and prepare and make available such documents and take such other actions as Purchaser may request in good faith.

SECTION 6.3.  NOTIFICATION.

(a)           During the Pre-Closing Period, Seller shall promptly notify Purchaser of:

(i)            the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Seller in this Agreement;

(ii)           any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Seller in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)          any breach of any covenant or obligation of Seller; and

(iv)          any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VIII impossible or unlikely.

(b)           Seller shall have the obligation to supplement any section of the schedules prior to Closing with respect to any transaction permitted under Section 6.1 or any matter described in Section 6.3(a) above that occurs during the Pre-Closing Period.  Such supplementation is not a waiver by Purchaser of any breach of a representation or warranty as to the matter so supplemented.

SECTION 6.4.  BEST EFFORTS.  During the Pre-Closing Period, Seller shall use its best efforts to cause the conditions applicable to Seller set forth in Article VIII to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in Article II of this Agreement becoming untrue, or in any of the conditions of Closing set forth in Article VIII not being satisfied.

SECTION 6.5.  CONFIDENTIALITY; PUBLICITY.  During the Pre-Closing Period:

(a)           Seller, Purchaser and their respective representatives shall keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure of the transactions contemplated hereunder.

(b)           None of Seller, Purchaser nor their respective representatives shall issue or disseminate any press release or other publicity or otherwise make any disclosure of any nature regarding the transactions contemplated by this Agreement, except as required by federal securities Laws or other applicable Laws and except as otherwise agreed by the Parties, provided that upon the execution of this Agreement, the Parties will be permitted to announce the transaction, subject to each Party’s approval of the content of such announcement, such approval not to be unreasonably withheld.

(c)           If Seller is required by Law to make any disclosure regarding the transactions contemplated by this Agreement, Seller shall advise Purchaser at least two (2) Business Days prior to making such disclosure, of the nature and content of the intended disclosure.

(d)           Purchaser acknowledges that Seller’s securities are publicly traded and the Parties agree that Seller shall be permitted to make such public announcements and include in its periodic filings with the Securities and Exchange Commission such information concerning the transaction as its outside securities counsel deems is required.  Purchaser agrees that while in possession of material non-public information concerning Seller, Purchaser will not trade in the securities of Seller nor tip or advise others with respect to such trading.

(e)           Notwithstanding anything in this Section 6.5 to the contrary, Seller acknowledges that it may not disclose the existence and terms of this Agreement in violation of Section 4.7.

SECTION 6.6.  ACCESS TO INFORMATION. Upon reasonable notice, Seller shall (and shall cause SGF and FSE, and its and their respective representatives, to) (i) provide Purchaser’s representatives reasonable access, during normal business hours, to all of SGF’s and FSE’s personnel (subject to the limitations in this Section 6.6), properties, books, contracts, commitments and records (other than those that Seller, SGF, or FSE may not provide due to confidentiality agreements) and (ii) furnish promptly to Purchaser’s representatives (A) copies of all monthly financial reports and development reports prepared by Seller in the ordinary course of business relating to SGF or FSE; and (B) all other information concerning SGF’s or FSE’s business, properties and personnel as Purchaser may reasonably request, in each case, so long as such actions (1) do not materially interfere with the business of Seller, SGF, or FSE; (2) would not, after consultation with counsel, violate any Law in such counsel’s reasonable judgment; and (3) do not comprise strategic marketing materials in the form of names and/or addresses of customers of Seller, SGF, or FSE or the means by which Seller, SGF, or FSE determines when and how to solicit such customers by direct mail offers. Notwithstanding the foregoing, none of Seller, SGF nor FSE shall be required to provide any information that it reasonably believes (after consultation with outside legal counsel) it may not provide to Purchaser by reason of applicable Law, or constitutes information protected by the attorney/client and/or attorney work product privilege. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the transactions contemplated herein. Purchaser shall have access to the General Manager of the Property and each employee of the Property other than the General Manager so long as Purchaser shall have provided prior notice to Seller and an opportunity to participate in any communication or meeting with the General Manager or such employee.  Purchaser agrees that Seller shall have the right to reschedule the time and place of any such communication or meeting as reasonably necessary to allow Seller or any of its representatives to participate.

SECTION 6.7.  DOMAIN NAMES.  Prior to Closing, Seller shall assign (or cause to be assigned) the domain names listed on Section 2.10 of the Seller Disclosure Schedule to SGF.

ARTICLE VII

PRE-CLOSING COVENANTS

SECTION 7.1.  BEST EFFORTS.  During the Pre-Closing Period, neither Seller nor Purchaser shall take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties set forth in

Article II or Article III of this Agreement becoming untrue or in any of the conditions of closing set forth in Article II or Article VIII not being satisfied. Within twenty-one (21) calendar days after the execution of this Agreement, Purchaser shall apply for, and shall use its best efforts to obtain promptly, the approval of the transactions contemplated by this Agreement by the Nevada State Gaming Control Board, the Nevada Gaming Commission, and to the extent applicable, the City of Las Vegas, Nevada.

SECTION 7.2.  HOUSE FUNDS. Prior to Closing, Purchaser and Seller shall mutually agree upon a procedure for counting and determining all House Funds (as defined below) as of 11:59:59 P.M. Las Vegas time on the date immediately preceding the Closing Date (the “Transfer Time”), and Purchaser shall deliver to Seller, at the Closing, an amount equal to the House Funds so determined. “House Funds” means all cash and cash equivalents located at any property owned or leased by SGF, including without limitation, cash, negotiable instruments, and other cash equivalents located in cages, drop boxes, slot machines and other gaming devices, cash on hand for any SGF petty cash fund and cashiers’ banks, coins and slot hoppers, carousels, slot vault, counting rooms, and poker bank, and the funds in any bank accounts maintained by SGF.

ARTICLE VIII

CONDITIONS

SECTION 8.1.  CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE CLOSING.  The obligations of Seller, on the one hand, and Purchaser, on the other, to consummate the Closing are subject to the satisfaction (or, if permissible, waiver by the Party for whose benefit such conditions exist) of the following conditions:

(a)           No court, arbitrator or Government Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement; provided that the Parties shall have used their best efforts to cause any such order, decree, statute, rule or regulation to be vacated or lifted;

(b)           All consents, approvals, findings of suitability, licenses, permits, orders or authorizations of and registrations, declarations or filings with any Governmental Entity with jurisdiction and respect of the Gaming Laws applicable to Seller, SGF, FSE, the Property, or Purchaser, in each case, required or necessary in connection with the transactions contemplated by this Agreement (including, but not limited to, approval, licensing or registration of Purchaser and any of its officers and/or stockholders, if necessary), shall have been obtained and made and shall be in full force and effect.

SECTION 8.2.  CONDITIONS TO THE OBLIGATIONS OF PURCHASER.  The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) of the following further conditions:

(a)           the representations and warranties of Seller, SGF, and FSE set forth in Article II that are qualified by materiality shall be true and correct and the representations and warranties of Seller, SGF, and FSE that are not so qualified shall be true and correct in all material respects on and as of the Closing with the same force and effect as if made on and as of the Closing, and each of Seller, SGF, and FSE shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period);

(b)           Seller shall have performed in all material respects the obligations hereunder required to be performed by them at or prior to the Closing Date;

(c)           Purchaser shall have received a certificate signed by the chief executive officer and the chief financial officer of Seller, dated as of the Closing Date, to the effect that, to the best of his or her knowledge, the conditions set forth in Section 8.2(a) and 8.2(b) have been satisfied in all material respects; and (ii) a certificate of a separate executive of Seller certifying that such officer was duly authorized to sign the certificate in his or her capacity as stated in the officer’s certificate;

(d)           Purchaser shall have received the written resignations of each board member and officer of each of SGF and FSE to be effective on the Closing Date;

(e)           Seller shall have provided a release satisfactory to Purchaser providing for the release of any encumbrance on the shares of SGF’s or FSE’s capital stock being purchased by Purchaser pursuant to this Agreement;

(f)            Seller shall have obtained all required consents from any third parties with respect to any Material Contracts whose terms require the obtaining of such consents,  including, without limitation, any leases governing any Company Leased Property;

(g)           Seller shall have delivered to Purchaser, at Seller’s sole cost and expense (i) a survey for each Company Owned Property (other than a licensed property) and each property ground leased by Seller (such survey, form of survey certificate and date of such survey to be reasonably satisfactory to Purchaser) and (ii) a title policy for each Company Owned Property (other than a licensed property) and each property ground leased by Seller (such policies to be ALTA extended owner’s or leasehold (as applicable)), together with copies of the underlying documents referenced in each such title policy.  The issuer, reinsures, form of policy, endorsements, and scheduled exceptions for each such title policy shall all be reasonably satisfactory to Purchaser.  In the case where Seller possesses a valid Title Policy, the requirements set forth herein may be satisfied, at the sole discretion of Purchaser, by obtaining an endorsement to such Title Policy dating down the coverage thereunder to the date of the Closing.

(h)           there shall have been no Material Adverse Effect with respect to SGF’s or FSE’s business, condition (financial or otherwise), assets, liabilities, operations or financial performance since the date of this Agreement;

(i)            there shall have been no distributions, payments or similar transfers of money by SGF or FSE to Seller or to any members of Seller’s Affiliated Group, except for distributions, payments or transfers made in the ordinary course consistent with past practice;

(j)            The Nevada State Gaming Control Board and the Nevada Gaming Commission, and to the extent applicable and required, the City of Las Vegas, Nevada, shall have approved the transactions contemplated hereby;

(k)           SGF and its properties shall have been released from all liabilities and obligations pursuant to the Credit Agreement;

(l)            SGF shall have paid, in full, any and all Taxes claimed to be due by the Nevada unemployment tax division, including, but not limited to, those amounts set forth as an additional Tax in Section 2.18 of the Seller Disclosure Schedule; provided, however, that Seller may, in the alternative, agree to allocate such amounts from the Purchase Price and place them in an interest bearing escrow account pending payment as and when such amounts may become due from time to time in whole or in part, with all interest on such amounts being the sole property of Seller;

(m)          Seller shall have delivered to Purchaser a receipt or certificate for each of SGF and FSE from the Nevada Department of Taxation showing that all state and local taxes have been paid by each of them; provided, however, that if Seller is unable to deliver such receipt or certificate by the Closing Date solely due to the unemployment tax matter disclosed in Section 2.18 of the Seller Disclosure Schedule or government delay unrelated to any tax payment issue, Purchaser shall waive this condition to Closing (although such waiver shall not constitute a waiver of Purchaser’s rights to indemnification hereunder). Notwithstanding the foregoing, Purchaser will not be required to waive this condition until the Closing Date as described in Section 1.4, even if all other conditions to Closing have been satisfied by Seller; and

SECTION 8.3.  CONDITIONS TO THE OBLIGATIONS OF SELLER.  The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) of the following conditions:

(a)           the representations and warranties of Purchaser set forth in Article III that are qualified by materiality shall be true and correct and the representations and warranties of Purchaser that are not so qualified shall be true and correct in all material respects on and as of the Closing with the same force and effect as if made on and as of the Closing, and Purchaser shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need to be true and accurate only as of such date or with respect to such period);

(b)           The Purchaser shall have performed all of the obligations hereunder required to be performed by the Purchaser, at or prior to the Closing Date;

(c)           Seller shall have received (i) a certificate signed by the chief executive officer and the chief financial officer of Purchaser, dated as of the Closing Date, to and the effect that, to the best of his or her knowledge, the conditions set forth in Section 8.3(a) and 8.3(b) have been satisfied and (ii) a certificate of the secretary or assistant secretary of the Purchaser certifying that such officer was authorized under the bylaws of Purchaser to sign the certificate in his or her capacity as stated in the officer’s certificate;

(d)           the requirements of Section 7.2 of the Agreement shall have been fulfilled; and

(e)           Seller shall have obtained the releases of the Lease Guarantees, or, in the alternative, the lenders under the Credit Agreement shall have consented to Seller closing the transactions contemplated by this Agreement absent such releases on terms acceptable to Seller in its sole and absolute discretion.

ARTICLE IX

TERMINATION

SECTION 9.1.  TERMINATION.  This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)           by mutual written consent of Seller and Purchaser;

(b)           by either Seller or Purchaser if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or any other action shall have become final and non-appealable;

(c)           by Seller if there shall have been any material breach of a representation and warranty or obligation of Purchaser hereunder and, if such breach is curable, such default shall not have been remedied within ten (10) days after receipt by Purchaser of notice in writing from Seller specifying such breach and requesting that it be remedied;

(d)           by Purchaser if there shall have been any material breach of a representation and warranty or obligation of Seller hereunder (other than Section 4.7) and, if such breach is curable, such default shall not have been remedied within ten (10) days after receipt by Seller of notice in writing from Purchaser specifying such breach and requesting that it be remedied, including, without limitation, any agreement by Seller, SGF, or FSE to amend any collective bargaining agreement covering more than 20 employees of SGF or FSE that is not rationally related to market rates for comparable properties in downtown Las Vegas, Nevada;

(e)           by Purchaser if Seller breaches Section 4.7;

(f)            by either Seller or Purchaser if the Nevada State Gaming Control Board or the Nevada Gaming Commission shall not have approved the transactions contemplated by this Agreement prior to the Closing Date;

(g)           by either Seller or Purchaser if the Closing has not otherwise occurred on or before the Closing Date;

(h)           by Purchaser, if the costs associated with the remediation of any non-asbestos environmental matters set forth in the Phase II (defined below) are estimated in such Phase II to be:

(i)            greater than $2,000,000; or

(ii)           equal to or less than $2,000,000 and Seller does not agree to reduce the Purchase Price by the amount of such estimate.

For purposes of this Section 9.1(h), Purchaser shall obtain a Phase I Environmental Site Assessment & Limited Asbestos Survey (“Phase I”) of the Company Real Property, and, if recommended by the consultant who performed the Phase I, a Phase II Environmental Site Assessment & Limited Asbestos Survey (“Phase II”); or

(i)            by Purchaser, if (i) there are any material defects in the physical condition of the Company Real Property or the improvements located on the Company Real Property, except as set forth in Section 2.8 of the Seller Disclosure Schedule or except to the extent that any such defect or defects would not be reasonably expected to have a Material Adverse Effect on the Company Real Property; or (ii) there are any material defects in the physical condition or operability of the tangible personal assets and properties described in Section 2.9 that would impair the use of such assets and properties as and where such assets and properties are currently used in any material respects, except as set forth in Section 2.9 of the Seller Disclosure Schedule or except to the extent that any such defect or defects would not be reasonably expected to have a Material Adverse Effect on SGF or FSE. Purchaser may not terminate this Agreement pursuant to this Section 9.1(i) unless Purchaser notifies Seller in writing of its election to terminate this Agreement pursuant to Section 9.1(i) within 90 days after the date of this Agreement.

SECTION 9.2.  EFFECT OF TERMINATION.

(a)           If this Agreement is terminated by Seller or Purchaser by reason of Section 9.1(a), (b), (c), (f) or (g), provided that, with respect to a termination by reason of Section 9.1(g), the failure to close the transactions contemplated by this Agreement on or before the Closing Date was not the result of Seller’s failure to fulfill any closing condition under this Agreement, Seller may retain the Deposit as liquidated damages, which payment the Parties acknowledge shall be in full and complete satisfaction of any and all claims for damages and shall be the sole and exclusive remedy under this Agreement, except in the event of a fraudulent or willful breach of any representations, warranties, covenants or agreements by Purchaser, in which case Seller shall have all remedies available at law or in equity with respect thereto.

(b)           If this Agreement is terminated by Purchaser pursuant to Section 9.1(d) or (e), or by Seller or Purchaser pursuant to Section 9.1(g) as the result of Seller’s failure to fulfill any closing condition under this Agreement, Purchaser shall be entitled to receive a return of the Deposit plus an amount equal to $500,000, which payments the Parties acknowledge and agree shall be in full and complete satisfaction of any and all claims for damages and shall be the sole and exclusive remedy under this Agreement, except in the event of a fraudulent or willful breach of the representations, warranties, covenants or agreements contained herein by Seller, in which case Purchaser shall have all remedies available at law or in equity with respect thereto.

(c)           If this Agreement is terminated by Seller other than pursuant to Section 9.1(a), (b), (c), (f), or (g), or Seller breaches Section 4.7, and prior to the nine (9) month anniversary of such termination or breach, whichever is applicable, Seller, SGF or FSE enters into any agreement with a Person other than the Purchaser relating to the liquidation, dissolution, recapitalization, merger, consolidation, or acquisition or purchase of all or part of SGF’s or FSE’s assets or properties, or any equity interest in SGF or FSE, or other similar transaction or business combination involving SGF or FSE or their assets or their respective businesses, Purchaser shall be entitled to receive, in addition to the return of the Deposit provided in Section 9.2(b), an amount equal to $5,000,000, which payments the Parties acknowledge and agree shall be in full and complete satisfaction of any and all claims for damages and shall be the sole and exclusive remedy under this Agreement, except in the event of a fraudulent or willful breach of the representations, warranties, covenants or agreements contained herein by Seller, in which case Purchaser shall have all remedies available at law or in equity with respect thereto.  Notwithstanding the foregoing, Purchaser may elect to pursue its right to specific enforcement as provided in Section 9.3 in lieu of liquidated damages under this Section 9.2(c).

(d)           If this Agreement is terminated by Purchaser pursuant to Section 9.1(h), Purchaser shall be entitled to receive a return of the Deposit plus $200,000, which payments the Parties acknowledge and agree shall be in full and complete satisfaction of any and all claims for damages and shall be the sole and exclusive remedy under this Agreement, except in the event of a fraudulent or willful breach of the representations, warranties, covenants or agreements contained herein by Seller, in which case Purchaser shall have all remedies available at Law or in equity with respect thereto.

(e)           If this Agreement is terminated by Purchaser pursuant to Section 9.1(i), Purchaser shall be entitled to receive a return of 50% of the Deposit, which payment the Parties acknowledge and agree shall be in full and complete satisfaction of any and all claims for damages and shall be the sole and exclusive remedy under this Agreement, except in the event of a fraudulent or willful breach of the representations, warranties, covenants or agreements contained herein by Seller, in which case Purchaser shall have all remedies available at law or in equity with respect thereto.

(f)            Notwithstanding any other provision of this Section 9.2, if this Agreement is terminated by Seller or Purchaser pursuant to Section 9.1(g) due to Seller’s failure to satisfy Section 8.3(e), Purchaser shall be entitled to receive a return of the Deposit, which payment the Parties acknowledge and agree shall be in full and complete satisfaction of any and all claims for damages and shall be the sole and exclusive remedy under this Agreement, except in the event of a fraudulent or willful breach of the representations, warranties, covenants or agreements contained herein by Seller, in which case Purchaser shall have all remedies available at Law or in equity with respect thereto.

SECTION 9.3.  SPECIFIC PERFORMANCE.  Purchaser will have the right to obtain specific performance of Seller’s obligations to close in the event Seller fails to close this Agreement in accordance with the provisions hereof and this Agreement has not been terminated pursuant to Section 9.1; provided, however, that Purchaser is not in material breach of this Agreement.  Purchaser must file and serve an action within ten (10) Business Days of the Closing Date or waive any right to seek specific performance.

ARTICLE X

TAX MATTERS

SECTION 10.1.  Indemnification and Allocation of Liabilities.

(a)           Tax Indemnification.  Seller shall indemnify and hold harmless Purchaser, its successors, heirs and assigns, and Affiliates, stockholders, officers and directors, from and against, without duplication on an after-tax basis, all losses or liabilities incurred by it or them directly and indirectly with respect to, in connection with, or arising from:

(i)            any and all Taxes (or the non-payment thereof) of Seller and all members of its Affiliated Group, including SGF and FSE, for all Pre-Closing Tax Periods, and the portion of any Straddle Tax Period that ends on the Closing Date, as determined in Section 10.1(c);

(ii)           any and all Taxes (or the non-payment thereof) of any member of an affiliated, consolidated, combined, or unitary group of which either SGF or FSE (or any predecessor of any of the foregoing) is or was a member, including pursuant to Treas. Reg. Sec. 1.1502-6 or any analogous state, local or foreign Law or regulation, during any Pre-Closing Tax Periods, and the portion of any Straddle Tax Period that ends on the Closing Date as determined in Section 10.1(c);

(iii)          any breach of any representation, warranty, or covenant relating to or with respect to Taxes which includes but is not limited to the provisions set forth in Section 2.18 and this Article X;

(iv)          a reduction of Tax attributes of either SGF or FSE (as owned by Purchaser) as a result of any action or inaction involving the Seller or any Affiliates of Seller, other than as contemplated by Section 10.9 of this Agreement; and

(v)           any and all Taxes (or the non-payment thereof) of any Person (other than SGF or FSE) imposed on either SGF or FSE as a transferee or successor by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date.

(b)           Procedure for Reimbursement.  Seller shall fully reimburse Purchaser for any Taxes of Purchaser or the SGF or FSE, which are the responsibility of Seller pursuant to this Section 10.1 pursuant to the provisions set forth in Section 10.05 (“Timing and Treatment of Payments”).

(c)           Straddle Tax Period.  For purposes of this Article X, whenever it is necessary to determine the amount of Taxes (or the non-payment thereof) of either SGF or FSE for a Straddle Tax Period, the determination of the Taxes for the portion of the Straddle Tax Period beginning prior to the Closing Date and ending on the Closing Date, and beginning the day after the Closing Date, shall be determined:

(i)            in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any distribution, sale or other transfer or assignment of property, by assuming that SGF or FSE had a taxable year or period which ended at the close of the Closing Date and closing the books of SGF or FSE as of such date (and for such purpose the taxable period of any partnership, joint venture or other pass-through entity in which SGF or FSE holds a beneficial interest shall be deemed to terminate at such time), except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis; and

(ii)           in the case of Taxes not described in clause (i) that are imposed on a periodic basis and measured by the level of any item, shall be deemed to be the amount of such Taxes (including any minimum) for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period determined in clause (1) above and the denominator of which is the number of calendar days in the entire Straddle Tax Period.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this subsection shall be computed by reference to the level of such items on the Closing Date.  All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(iii)          For the avoidance of doubt, any Taxes resulting from an election under Code Section 338(h)(10) shall be the responsibility of Seller.

(d)           Responsibility for Filing Tax Returns for Periods through the Closing Date.

(i)            Seller shall include the income of SGF or FSE (including any deferred items triggered into income by Treas. Reg. Sec. 1.1502-13 and any excess loss account taken into income under Treas. Reg. Sec. 1.1502-19) on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income.  For all taxable periods ending on or before the Closing Date, Seller shall cause SGF and FSE to join in Seller’s consolidated federal income tax return and, in jurisdictions requiring separate reporting from Seller, to file separate company state and local income Tax Returns.  All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable Law.  Purchaser shall have the right to review and comment on any such Tax Returns prepared by Seller to the extent that such Tax Returns pertain to SGF or FSE.

(ii)           Purchaser shall cause each of SGF and FSE to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this Section 10.1 in accordance with past custom and practice.  SGF, FSE and Purchaser shall consult and reasonably cooperate with Seller as to any elections to be made on returns of SGF or FSE for periods ending on or before the Closing Date.

(iii)          Purchaser shall cause Seller, SGF and FSE to file income Tax Returns for all periods other than periods ending on or before the Closing Date.

(e)           Tax Cooperation and Exchange of Information.

(i)            General.  Purchaser and Seller shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Purchaser shall cause SGF and FSE to provide such cooperation and information) in filing any Tax Return, amended Tax Return, or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any part of the assets of SGF or FSE or the equity of either SGF or FSE.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Governmental Entities.  Purchaser and Seller shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 10.1.

(ii)           Retention of Information.  Each of Purchaser and Seller shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of SGF and FSE for any Straddle Tax Period and for all Pre-Closing Tax Periods until the later of (A) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (B) six years following the due date (without extension) for such Tax Returns.  After such time, before Seller shall dispose of any such documents in its possession (or in the possession of its Affiliates), Purchaser shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as Purchaser may select (at such other Party’s expense).  Any information obtained under this Section 10.1 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(iii)          Cooperation.  Purchaser and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).  Seller agrees, upon request, to assist Purchaser, SGF and FSE in obtaining the lowest available unemployment Tax rate, including any assistance that would allow Purchaser, SGF or FSE to take advantage of SGF and FSE’s historical operations prior to the Closing.

(iv)          Filings.  Purchaser and Seller agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043, Code Section 6043A, or any other Section of the Code and all Treasury Regulations promulgated thereunder.

SECTION 10.2.  338(H)(10) ELECTION.

(a)           Election.  At Purchaser’s option, Purchaser and Seller shall join in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, or foreign tax law) (collectively a “§338(h)(10) Election”) with respect to the purchase and sale of the stock of SGF and FSE hereunder.  Seller will pay any Tax attributable to the making of the §338(h)(10) Election and will indemnify Purchaser and SGF and FSE against any Adverse

Consequences arising out of any failure to pay such Tax.  If Purchaser does not cause Purchaser and Seller to join in making a §338(h)(10) Election as contemplated by the first sentence of this Section, then, upon Purchaser’s request, Seller shall provide Purchaser, within thirty (30) days of Purchaser’s request, the Tax basis in each asset of SGF and FSE as of the Closing, and the Tax basis in each asset owned by any subsidiary of such corporation as of the Closing.

(b)           Form 8023.  Within ninety (90) days following the Closing Date, Purchaser shall prepare Form 8023 and submit the form to Seller for its approval, which shall not be unreasonably withheld.  If Purchaser has failed to provide Form 8023 to Seller within ninety (90) days of the Closing Date, then Seller may (but shall have no obligation to) prepare such form and submit such form to Purchaser for its approval, which approval shall not be unreasonably withheld.

(c)           Allocation of Purchase Price.  The Parties agree that the Purchase Price and the liabilities of SGF and FSE (plus other relevant items) will be allocated to the assets of SGF and FSE for all purposes (including Tax and financial accounting purposes) as shown on the allocation schedule (the “Allocation Schedule”) prepared by Purchaser and delivered to Seller no later than three (3) months after Closing in a manner consistent with Code Sections 338 and 1060 and the regulations thereunder, subject to Seller’s approval, which approval shall not be unreasonably withheld.  At any time after the execution of this Agreement, Purchaser may submit to Seller one or more proposed Allocation Schedules.  Within twenty (20) days after Seller’s receipt of any proposed Allocation Schedule, Seller shall advise Purchaser, in writing, of Seller’s objection, if any, to any particular allocation, and the reason related thereto.  If Seller and Purchaser cannot agree on the proper allocation, then such allocation shall be made by an independent accounting firm selected by Purchaser.  Purchaser, SGF and FSE and Seller shall timely file all Tax Returns (including Form 8883, amended returns and claims for refund) and information reports in a manner consistent with such allocation.

(d)           Tax Indemnification.  Without limiting the obligations of Seller pursuant to this Article X, if a §338(h)(10) Election is made with respect to the acquisition of SGF and FSE, then Purchaser and Seller acknowledge that if Purchaser had purchased the assets of SGF and FSE directly, rather than their outstanding stock, and Purchaser had neither assumed nor purchased such assets “subject to” any Tax obligations of SGF and FSE or Seller, then Purchaser would not have any obligation for the Taxes of SGF and FSE or Seller for the period ending as of Closing.  Purchaser and Seller intend and agree that the Tax indemnification obligations of Seller set forth in this Article X shall be applied to indemnify and hold Purchaser and SGF and FSE harmless, at a minimum, from the same Taxes that would have remained the obligation of Seller, if the Parties had effected the transactions contemplated by this Agreement as a direct purchase of assets by Purchaser from SGF and FSE and SGF and FSE had been liquidated, with Seller succeeding to SGF’s and FSE’s pre-Closing Tax Liabilities, including the Tax Liabilities arising from such sale and liquidation. Provided that Seller cooperates with Purchaser’s request to make a §338(h)(10) Election, Seller shall have no obligation to indemnify Purchaser from any loss of tax benefits arising from an inability to make an effective §338(h)(10) Election unless such inability is due to (i) Seller’s breach of Section 2.18(d)(ii) or (ii) Seller’s failure to satisfy any covenant set forth in this Article X.

SECTION 10.3.  RETURNS AND PAYMENTS.

(a)           After the Closing, Seller shall prepare and file or otherwise furnish in proper form, in a manner consistent with past practice of SGF and FSE (subject to any departure required to comply with applicable Law) to the appropriate Governmental Entity at its own cost (or cause to be prepared and filed or so furnished) in a timely manner all income Tax Returns relating to SGF and FSE with respect to any Pre-Closing Tax Period.  Purchaser shall cause to be prepared and filed all (i) Tax Returns, other than income Tax Returns, with respect to any Pre-Closing Period that are due after the Closing Date, and (ii) Tax Returns relating to SGF and FSE for any Straddle Tax Periods and Post-Closing Tax Periods.  With respect to any such income Tax Return relating to SGF and FSE that include any Pre-Closing Tax Period, Seller shall provide Purchaser and its authorized representatives with a copy of such completed Tax Return (or portions thereof relating to SGF and FSE), together with appropriate supporting information and schedules, as soon as reasonably practicable prior to the due date (including any extension hereof) for the filing of such Tax Return, and Purchaser and its authorized representatives shall have the right to review, comment, and consent (which consent may not be unreasonably withheld) on such Tax Return (or portion thereof) and statement prior to the filing of such Tax Return.

(b)           Seller shall pay all Taxes with respect to SGF and FSE due and payable for any Pre-Closing Tax Period and the portion of any Straddle Tax Period which includes the period that ends on the Closing Date, and Purchaser shall pay or cause to be paid all Taxes due and payable for any Post-Closing Tax Period.

SECTION 10.4.  TRANSFER TAXES.  Seller will pay, and will indemnify and hold Purchaser harmless against, any real property transfer or gains tax, stamp tax, stock transfer tax, sales, use, documentary, excise taxes and fees or other similar Tax imposed on Purchaser or SGF or FSE as a result of the transactions contemplated by this Agreement including any penalties, interest, and additions (collectively, the “Transfer Taxes”).  Seller, after the review and consent by Purchaser, shall file such applications and documents as shall permit any such Transfer Taxes to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.

SECTION 10.5.  TIMING AND TREATMENT OF PAYMENTS.

(a)           Payment by Seller of any amounts due under this Article X shall be made at the earlier of (i) at least three (3) Business Days before the due date of the applicable Tax Return required to be filed by Purchaser for which Seller is responsible under this Article X, (ii) within three (3) Business Days following the earlier of the establishment of Seller’s responsibility that an indemnity amount is payable to Purchaser pursuant to this Article X, or following the payment of Taxes by the Purchaser or SGF or FSE.

(b)           Notwithstanding subsection (a) above, if liability under this Article X related to costs or expenses other than Taxes, payment by Seller of any amounts due under this Article X shall be made within five (5) Business Days after the date Purchaser notifies Seller that Seller has a liability for a determinable amount under this Article X and is provided with calculations or other materials supporting such liability.

(c)           Purchaser and Seller agree that any payments made under this Article X will be treated by the Parties on their Tax Returns as an adjustment to the Purchase Price.

SECTION 10.6.  SURVIVAL.  Notwithstanding any provisions of this Agreement to the contrary, this Article X shall survive and shall remain in effect until one (1) month after the expiration of all applicable statute of limitations and shall survive any corporate reorganization, dissolution or liquidation of Seller, Purchaser or SGF or FSE.  Notwithstanding anything to the contrary in this Agreement, including the limitations set forth in Article V of this Agreement, the Tax indemnification obligations of Seller are not subject to any threshold requirement relating to the amount to be reimbursed or any ceiling on the maximum amount subject to indemnification, and Purchaser shall not be treated as having assumed the risk of any Taxes by reason of the closing of the transaction or by reason of any knowledge that Purchaser had or should have had about Seller’s or either SGF’s and FSE’s Tax obligations, notwithstanding any other provision of this Agreement to the contrary.

SECTION 10.7.  OTHER TAX MATTERS.

(a)           Termination of Tax Sharing Agreements.  If applicable, any and all Tax sharing agreements or similar agreements with respect to or involving SGF or FSE shall be terminated as of the Closing Date and, after the Closing Date, none of Purchaser, SGF, or FSE shall be bound by such agreements or have any liability thereunder.

(b)           Prior Consents Required.  Except as otherwise required by Law, or with the consent of Purchaser which shall not be unreasonably withheld, delayed or conditioned, Seller agrees that neither it nor its Affiliates (including SGF and FSE prior to the Closing as well as any member of Seller’s Affiliated Group or its combined, consolidated or unitary group) shall file or amend any Tax Return, file any claim for refund, change any method of Tax accounting, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to either SGF or FSE, enter into any closing agreement, settle or compromise any federal, state, local or foreign Tax liability or claim regarding either SGF or FSE, or make or change any Tax election with respect to any Tax period, in each case that may result in any increased Tax liability of, or loss of Tax benefits by, the Purchaser or either SGF or FSE.  Nothing in this Article X shall prohibit Purchaser (or either SGF or FSE, if directed by Purchaser) to amend, refile, or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to either SGF or FSE with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Tax Period provided such amendment, refiling, modification, or extension will not have an adverse affect on the liability of the Seller or either SGF or FSE for which Seller is liable pursuant to this Agreement.

SECTION 10.8.  AUDITS.  Seller shall allow Purchaser and SGF and FSE to participate in any audit or assessment of Seller’s consolidated federal income Tax Returns to the extent that such returns relate to Purchaser or either SGF or FSE.  Seller shall not settle any such audit in a manner that would adversely affect Purchaser or either SGF or FSE after the Closing Date without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.   Seller shall promptly inform Purchaser in writing of the occurrence of any event or circumstance in any such Tax audit or contested Tax proceeding, and shall provide Purchaser and either SGF or FSE with a copy of all correspondence received in such Tax audit or Tax proceeding.

SECTION 10.9.  UTILIZATION OF LOSSES BY SELLER.  Notwithstanding any provision in this Agreement to the contrary, Seller shall be entitled to use the net operating losses incurred by SGF and FSE prior to the Closing Date to reduce the consolidated taxable income of the consolidated group of which Seller is the common parent.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1.  GOVERNING LAW AND CONSENT TO JURISDICTION.  The Laws of the State of Nevada (irrespective of its choice of law principles) shall govern all issues concerning the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the right and duties of the Parties.  Each Party irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada and the Federal courts of the United States of America located in Nevada (and the Nevada state and Federal courts having jurisdiction over appeals therefrom) in respect of the transaction contemplated by this Agreement, the other agreements and documents referred to herein and the transactions contemplated by this Agreement and such other documents and agreements.

SECTION 11.2.  AMENDMENT AND MODIFICATION.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects only by written agreement duly executed and delivered by all of the Parties.

SECTION 11.3.  NOTICES.  All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier; (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed; or (c) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), to the receiving Party at the address or telecopier number set forth below (or at such other address or telecopier number for a Party as shall be specified by like notice); provided however, that any notice of change of address or telecopier number shall be effective only upon receipt:

(a)           If to Seller, to:

MTR Gaming Group, Inc.

State Route 2 South

P.O. Box 356

Chester, WV 26034

Telephone:  (304) 387-8300

Facsimile:  (304) 387-8304

Attn:  Edson R. Arneault, President

With a copy (which shall not constitute notice) to:

Ruben & Aronson, LLP

4800 Montgomery Lane

Suite 150

Bethesda, MD 20814

Telephone:  (301) 951-9696

Facsimile:  (301) 951-9636

Email: RRuben@RandAlaw.com

Attn:  Robert L. Ruben, Esq.

(b)           If to Purchaser, to:

TLC Casino Enterprises, Inc.

c/o Four Queens Hotel & Casino

202 Fremont Street

Las Vegas, NV 89101

Telephone:  (702) 387-5155

Facsimile:  (702) 387-5103

Attn: Terry Caudill

With a copy (which shall not constitute notice) to:

Snell & Wilmer L.L.P.

400 E. Van Buren

Phoenix, AZ 85004

Telephone:  (602) 382 - 6554

Facsimile:  (602) 382 — 6070

Attn:  William A. Kastin, Esq.

SECTION 11.4.  COUNTERPARTS.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

SECTION 11.5.  INCORPORATION BY REFERENCE.  The Preamble and Recitals to this Agreement and the Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 11.6.  ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.  This Agreement (including the documents incorporated herein by reference in Section 11.5 hereof and other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes any prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) except as expressly provided herein, are not intended to confer upon any Person other than the Parties herein any rights or remedies hereunder.

SECTION 11.7.  SERVICE OF PROCESS.  Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.1 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.3 hereof.  However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

SECTION 11.8.  SPECIFIC PERFORMANCE.  Seller acknowledges and agrees that, in the event of any breach of this Agreement by Seller, Purchaser would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that Purchaser will be entitled to compel specific performance of this Agreement in any action instituted in accordance with Section 11.1.

SECTION 11.9.  MEDIATION; ARBITRATION.

(a)           All claims, disputes and other matters in controversy (herein called a “dispute”) arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, other than as specifically provided elsewhere in this Agreement, or and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Section 11.9.

(b)           Neither Party shall commence an arbitration proceeding pursuant to the provisions of Section 11.9(c) unless such Party shall first give a written notice (a “Dispute Notice”) to the other Party setting forth the nature of the dispute.  The Parties shall attempt in good faith to resolve the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association “AAA” in effect on the date of the Dispute Notice.  If the Parties cannot agree on the selection of a mediator within twenty (20) days after delivery of the Dispute Notice, the mediator will be selected by the AAA.  If the dispute has not been resolved by mediation as provided above within sixty (60) days after delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of Section 11.9(c) hereof.

(c)           Any dispute that is not settled through mediation as provided in Section 11.9(b) shall be resolved by arbitration in Las Vegas, Nevada, governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq, and administered by the AAA under its Commercial Arbitration Rules in effect on the date of the Dispute Notice as modified by the provisions of this Section 11.9(c).  If the claim in dispute does not exceed $1,000,000, there shall be a single arbitrator appointed according to this Section 11.9(c).  If the claim in dispute equals or exceeds $1,000,000, the arbitration panel shall consist of three (3) members one of whom shall be selected by each party and the third, who shall serve as chairman, shall be selected according to the same process used in selecting a single arbitrator in this Section 11.9(c).  Persons eligible to be selected as an arbitrator shall be limited to (i) retired judges of the Federal District Court or (ii) lawyers with excellent academic and professional credentials who are or have been a partner in a highly respected law firm for at least 10 years specializing in either general commercial litigation or general corporate and commercial matters and who have had both training and experience as an arbitrator.  Each Party shall be entitled to strike on a peremptory basis, for any reason or no reason, any or all of the names of potential arbitrators on the list submitted to the Parties by the AAA as being qualified in accordance with the criteria set forth herein.  If the Parties cannot agree on a mutually acceptable single arbitrator from the one or more lists submitted by the AAA, the AAA shall designate three persons who, in its opinion, meet the criteria set forth herein, which designees may not include persons named on any list previously submitted by the AAA.  Each Party shall be entitled to strike one of such three designees on a peremptory basis, indicating its order of preference with respect to the remaining designees, and the selection of the arbitrator shall be made from among such designee(s) which have not been so stricken by either Party in accordance with their indicated order of mutual preference to the extent possible.  The arbitrator shall base the award on applicable Law and judicial precedent and, unless both Parties agree otherwise, shall include in such award the findings of fact and conclusions of Law upon which the award is based.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(d)           Notwithstanding the foregoing, if the dispute is determined by a single arbitrator, or in the event the Parties agree to a panel of three arbitrators to be selected in accordance with the applicable AAA rules, and if the dispute is determined by less than the unanimous decision of the three arbitrators, then upon the application by either Party to a court for an order confirming, modifying or vacating the award, the court shall have the power to review whether, as a matter of Law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of Law made by the arbitrator.  In order to effectuate such judicial review limited to issues of Law, the Parties agree (and shall stipulate to the court) that the findings of fact made by the arbitrator shall be final and binding on the Parties and shall serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

(e)           If either Party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other Party shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other Party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

(f)            All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 11.9 are pending.  The Parties will take such action, if any, required to effectuate such tolling.

SECTION 11.10.  ASSIGNMENT.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that Purchaser may assign its rights under this Agreement without the consent of the Seller if such assignment is made prior to the Closing Date to an Affiliate of Purchaser and Purchaser remains bound by its obligations under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted heirs, successors and assigns.

SECTION 11.11.  WAIVERS.  Except as otherwise provided in this Agreement, any failure of either Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 11.12.  ATTORNEY FEES.  Notwithstanding any provision in this Agreement to the contrary, in the event of a dispute with respect to the subject matter of this Agreement, the prevailing Party in any proceeding, including arbitration commenced to resolve such disputes, shall be entitled to an award of its reasonable attorney fees and court or arbitration costs incurred in resolving or settling the dispute, in addition to any and all other damages or relief which the court or arbitrator may deem proper.

SECTION 11.13.  NO TRIAL BY JURY. Each Party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each Party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the agreements delivered in connection herewith or the transactions contemplated hereby or thereby.  Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce either of such waivers, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily, and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.13.

[Remainder of the Page Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed with legal and binding effect by their respective authorized officers, in their individual capacity, as of the date first written above.

MTR GAMING GROUP, INC.,
a Delaware corporation

Edson R. Arneault		June 26, 2007
By:	Edson R. Arneault	Date
Its:	President

TLC CASINO ENTERPRISES, INC.
a Nevada corporation

Perry L. Caudill		June 26, 2007
By:	Perry L. Caudill	Date
Its	President

EXHIBIT A

GLOSSARY OF DEFINED TERMS

“AAA” is defined in Section 11.9(b).

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under common control with another Person. “Control,” “controlled” and “controlling” means the power to direct or cause the direction of the management and policies of a Person and shall be deemed to exist if any Person directly or indirectly owns, controls, or holds the power to vote  [25%] or more of the voting securities of such other Person.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law of which either Company has been a member.

“Agreement” is defined in the Recitals.

“Allocation Schedule” is defined in Section 10.2(c).

“Auditor” is defined in Section 1.2(d).

“Balance Sheet Date” means March 31, 2007.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Las Vegas, Nevada are authorized or required by law to close.

“Closing Date” means a date that is on or prior to six months following the execution and delivery of this Agreement, which date may be extended by Purchaser for up to two additional periods of three months each, provided Purchaser has complied with all of its obligations under this Agreement but has not been successful, despite its best efforts, to obtain the approvals required by Section 8.1(b) and Section 8.2(i) hereof.

“Closing” is defined in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company Benefit Plan is defined in Section 2.14(a).

“Company Leased Property” means all real property on which any casino operations, casino support operations, office or administrative operations are conducted or that are otherwise material to the operation of SGF’s or FSE’s business and leased or operated by SGF or FSE.

“Company Owned Property” means all real property owned or used by SGF and FSE.

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“Company Pension Plans” is defined in Section 2.14(a).

“Company Permit” or “Company Permits” means all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including without limitation all authorizations under any applicable Gaming Laws), necessary to conduct the business and operations of SGF and FSE as currently conducted and as proposed to be conducted, each of which is in full force and effect in all material respects.

“Company Real Property” means all Company Owned Property and Company Leased Property.

“Company Welfare Plans” is defined in Section 2.14(a).

“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Credit Agreement” means that certain Fifth Amended and Restated Credit Agreement dated as of September 22, 2006, as amended, by and between Seller and its subsidiaries, including SGF, and Wells Fargo National Association.

“Current Assets” means, subject to Section 1.2(c), with respect to the financial information of SGF, the aggregate of the following assets to the extent that such assets are classified as current under GAAP and are acquired by Purchaser pursuant to the terms of this Agreement:  (i) cash plus cash equivalents; (ii) marketable securities; (iii) accounts receivable generated in the ordinary course of business, less a reasonable reserve for doubtful accounts consistent with past practices; (iv) inventories held for use in the ordinary course of business (excluding any inventories that are obsolete or otherwise unusable in the business); (v) prepaid expenses; and (vi) all other assets of any kind classified as current under GAAP.

“Current Liabilities” means, subject to Section 1.2(c), with respect to the financial information of SGF, the aggregate of the following liabilities (without duplication) to the extent that such liabilities are assumed by Purchaser in accordance with the terms of this Agreement:  (a) all accounts payable; (b) all accrued liabilities of any kind shown on a balance sheet prepared in accordance with GAAP, including but not limited to contingent obligations, accrued vacation pay, accrued employee bonuses, litigation reserves, liabilities for outstanding gaming chips and accrued payroll and related liabilities and accrued gaming tax for the current fiscal year; and (c) all other liabilities of any kind classified as current under GAAP.

“Deposit” means Five Hundred Thousand Dollars ($500,000) paid to Seller upon the execution and delivery of this Agreement as an inducement to enter into this Agreement, and any amounts added pursuant to Section 1.4(b).

“Dispute” is defined in Section 11.9(a).

“Dispute Notice” is defined in Section 11.9(b).

“ERISA Affiliate” is defined in Section 2.14(a).

“ERISA” is defined in Section 2.14(a).

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“Final Closing Balance Sheet” means a final closing balance sheet for SGF as of the Closing Date audited by Seller’s independent auditors and prepared in accordance with GAAP consistent with the accounting principles used in the preparation of Seller’s financial statements dated as of December 31, 2006.

“Financial Statements” is defined in Section 2.5.

“FSE Securities” is defined in Section 2.2(b).

“FSE” means Speakeasy Fremont Street Experience Operating Company, a Nevada corporation.

“GAAP” means generally accepted accounting principles.

“Gaming Authority” means any Governmental Entity with regulatory control or jurisdiction over liquor operations or the conduct of lawful gaming or gambling, including, without limitation, the Nevada State Gaming Control Board, the Nevada Gaming Commission and the City of Las Vegas, Nevada.

“Gaming Law” means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon and including any liquor laws, governing or relating to the current or contemplated casino and gaming activities and operations of the Property, including without limitation, the provisions of the Municipal Code of the City of Las Vegas, Nevada concerning liquor and gaming, the Nevada Gaming Control Act and the regulations promulgated thereunder by the Nevada Gaming Commission, in each case as amended from time to time.

“Governmental Entity” means any court or tribunal or administrative, legislative, governmental or regulatory body, agency or authority, including any Gaming Authority as well as the Internal Revenue Service or any taxing authority (whether domestic or foreign), including without limitation, any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession).

“Harrah’s Claims” is defined in Section 4.4.

“Historical Financial Statements” is defined in Section 2.5.

“House Funds” is defined in Section 7.2.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifying Party” is defined in Section 5.4.

“Indemnitee” is defined in Section 5.4.

“Insurance Policies” means all fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies, with extended coverage, normal and customary for the business and operations conducted by SGF and FSE.

“Intellectual Property” is defined in Section 2.10.

“Interim Financial Statements” is defined in Section 2.5.

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“knowledge” means, when used in the phrase “to the knowledge of Seller” or “to Seller’s knowledge” and words of similar import, the actual knowledge of all principal officers and managers involved in the operation of the Property, after due inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

“Lease Documents” means true, correct and complete copies of the documents under which the Company Leased Property is leased.

“Lease Guarantees” is defined in Section 2.8(m)

“Loss” and “Losses” is defined in Section 5.1(a).

“March Balance Sheets” means the unaudited balance sheets of SGF and FSE as of March 31, 2007.

“Material Adverse Effect” means any material adverse change in the business, financial condition, prospects or operations of a Person (as hereinafter defined), taken as a whole; provided, however, that any adverse effect on a Person resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby shall be excluded from the determination of Material Adverse Change.

“Material Contract” or “Material Contracts” is defined in Section 2.11(a).

“Multiemployer Plan” is defined in Section 2.14(c).

“National Priorities” is defined in Section 2.13(f).

“Organizational Documents” means true and correct copies of the Certificate of Incorporation and Bylaws of each of SGF and FSE.

“Party” or “Parties” is defined in the Recitals to this Agreement.

“Person” means a natural person or any partnership, limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative, capacity or any other entity.

“Post-Closing Tax Period” means a taxable period that commences after the Closing Date.

“Pre-Closing Period” means from the date of execution of this Agreement until the Closing.

“Pre-Closing Tax Period” means a taxable period that ends on or before the Closing Date.

“Project Capital Expenditures” is defined in Section 4.5.

“Property” means the casino facility known as Binion’s Gambling Hall and Hotel located in Las Vegas, Nevada.

“Proprietary Information” is defined in Section 4.2.

“Purchaser” means TLC Casino Enterprises, Inc., a Nevada corporation.

“Purchase Price” is defined in Section 1.1.

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“Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchaser to Seller prior to the execution of this Agreement, a copy of which is attached hereto as Exhibit C.

“Purchaser Permits” is defined in Section 3.5.

“Seller Board” means the Board of Directors of Seller.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser prior to the execution of this Agreement, a copy of which is attached hereto as Exhibit B.

“SGF Securities” is defined in Section 2.2(a).

“SGF” means Speakeasy Gaming of Fremont, Inc., a Nevada corporation.

“Shares” means 100% of the issued and outstanding shares of common stock of SGF, and 100% of the issued and outstanding shares of common stock of FSE.

“Straddle Tax Period” means a taxable period that includes but does not end on the Closing Date.

“Survey” means as defined in Section 2.8(b).

“Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, gaming, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or withholding, or other tax, charge, levy, assessment, or fee of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation, by contract or pursuant to Law, to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Return” means any returns, declarations, reports, bills, claims for refund, information returns (including where permitted or required, any consolidated, combined or unitary returns) or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or in connection with the administration of any statutes, laws, rules, regulations, orders or awards of any Governmental Entity relating to any Taxes.

“Title Policies” means as defined in Section 2.8(b).

“Transfer Taxes” is defined in Section 10.4.

“Transfer Time” is defined in Section 7.2.

“Treasury Regulations” or “Regulation” means the temporary and final regulations promulgated under the Code.

“VEBAs” is defined in Section 2.14(a).

“§338(h)(10) Election” is defined in Section 10.2(a).

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